Exhibit 10.2

FTPS HOLDING, LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of June 30, 2009

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM.

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED HEREIN, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH UNITS UNTIL SUCH TRANSFER IS IN COMPLIANCE HEREWITH.

i

Exhibits and Schedules

Schedule I	Members

Exhibit A	Notice Addresses of Current Directors and the CEO
Exhibit B	Approved Acquisitions
Exhibit C	Approved Affiliate Transactions
Exhibit D	Tax Representations
Exhibit E	Management Phantom Equity Plan
Exhibit F	Seller Business Plan

ii

FTPS HOLDING, LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of June 30, 2009

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time in accordance with its terms, this “Agreement”) of FTPS HOLDING, LLC (formerly known as Fifth Third Processing Solutions, LLC), a Delaware limited liability company (the “Company”), is made effective as of the date first written above (the “Effective Date”) by and among:

(i)	Advent-Kong Blocker Corp., a Delaware corporation (“Advent Blocker”);

(ii)	Fifth Third Bank, a bank chartered under the Laws of the State of Ohio (“FTB”);

(iii)	FTPS Partners, LLC, a Delaware limited liability company (“FTPSP”);

(iv)	JPDN Enterprises, LLC, a Delaware limited liability company (“JPDN”);

(iv)	the Company; and

(v)	each other Person who at any time after the Effective Date becomes a Member in accordance with the terms of this Agreement and the Act.

Any reference in this Agreement to Advent Blocker, FTB, FTPSP or any other Member shall be deemed to include such Member’s Successors in Interest to the extent such Successors in Interest have become Substitute Members in accordance with the provisions of this Agreement.

All capitalized terms used in this Agreement are defined in Article I.

R E C I T A L S

WHEREAS, (i) the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq. (as amended from time to time, the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on December 11, 2008 (the “Filing Date”);

WHEREAS, the then-Members of the Company set forth certain agreements governing the relations among the members in a Limited Liability Company Agreement dated as of February 24, 2009 (as amended to date, the “Original Agreement”);

WHEREAS, in connection with (i) Advent Blocker’s purchase of 50,930,455 Class A Units, representing 50.93% of the Units, from FTB pursuant to the terms, and subject to the conditions of, that certain Master Investment Agreement, dated as of March 27, 2009, as amended June 30, 2009, by and among Advent Blocker, FTB, the Company, Fifth Third Financial Corporation, an Ohio corporation, and Fifth Third Processing Solutions, LLC (formerly known as FTPS Opco, LLC), a Delaware limited liability company (“Opco”) (as amended from time to time in accordance with its terms, the “Master Investment Agreement”), concurrently with the Closing (as defined in the Master Investment Agreement), and (ii) JPDN’s purchase of 69,545 Class A Units and 66,818 Class B Units from FTB concurrently with the Closing, the Members wish to amend and restate the Original Agreement by entering into this Agreement; and

WHEREAS, as of the Effective Date, the Company is operating the Business indirectly through Opco and, simultaneously herewith, the Company and Opco are entering into an Amended and Restated Limited Liability Company Agreement (as amended and restated, the “Opco LLC Agreement”) pursuant to which the Company will be the sole member of Opco and will govern Opco as a member pursuant to the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I - DEFINITIONS

SECTION 1.1 Definitions.

The following terms shall have the following meanings for purposes of this Agreement:

“Act” has the meaning set forth in the recitals above.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.5 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and applied by the Board of Directors consistently therewith.

“Advent Blocker” has the meaning set forth in the preamble above.

“Advent Blocker Affiliate” has the meaning set forth in Section 6.3(b)(ii).

“Advent Blocker Stock” means the voting capital stock of Advent Blocker.

“Advent Blocker Stockholder(s)” means the holders of Advent Blocker Stock.

“Advent Group” has the meaning set forth in Section 4.8(a).

“Advent Group Member” has the meaning set forth in Section 4.8(a).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person.

“Agreement” has the meaning set forth in the preamble above.

“Approved Replacement” means, (a) with respect to the Board of Directors, each of Ross Kari and Mary Tuuk, and, (b) with respect to the Steering Committee, each of Greg Carmichael and Vince Destefano.

“Assignee” means any transferee to which a Member or another Assignee has transferred its Economic Interest in the Company in accordance with the terms of this Agreement, but who is not a Member.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of its assets; (ii) the filing by such Person of a voluntary petition in bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due; (iii) the making by such Person of a general assignment for the benefit of creditors; (iv) the filing by such Person of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of its assets and the continuance of such order, judgment or decree unstayed and in effect for a period of ninety (90) consecutive days.

“Board of Directors” has the meaning set forth in Section 4.1(a).

“Board Supermajority” has the meaning set forth in Section 4.1(h).

“Book Item” has the meaning set forth in Section 5.3(d)(i)(A).

“Business” has the meaning set forth in the Master Investment Agreement.

“Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which national or state banking institutions in Ohio are required or authorized by Law to close.

“Business Plan” means initially the strategic direction of the Business as of the Effective Date until such time as a business plan is approved by the Board of Directors in accordance with Section 4.1(i) and thereafter a business plan approved by the Board of Directors in accordance with Section 4.1(i) and, subject to Section 4.1(h)(vi), by which the business affairs of the Company and the Subsidiaries shall be conducted and which, for any year, shall include, among other things, (a) the Company’s and the Subsidiaries’ business strategy and organizational structure, (b) basic goals, (c) parameters of the Company’s and the Subsidiaries’ business purpose, (d) projected revenues, expenses (including compensation packages for any executive officers), financing plans and limitations on the incurrence of indebtedness, cash flows, the number and aggregate amount of grants for that year to executive officers under the Management Phantom Equity Plan, (e) appointment of agents or advisers, (f) strategic alliances of the Company and the Subsidiaries, (g) an annual operating budget (including operating projections of the Company and the Subsidiaries covering not less than the next three succeeding fiscal years) and (h) an annual capital budget (including the projected capital expenditures of the Company covering not less than the next fiscal year).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited such Member’s Capital Contribution, such Member’s distributive share of Net Income and any item in the nature of income or gain which is specially allocated to such Member pursuant to Section 5.3(c), and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Loss and any item in the nature of expense or loss which is specially allocated to such Member pursuant to Section 5.3(c), and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c) In the event all or a portion of an interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest; and

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) in this definition and Section 5.3(b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing definition and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and the Regulations promulgated thereunder and shall be interpreted and applied by the Board of Directors and the Company in a manner consistent with such Regulations.

“Capital Contribution” means, with respect to any Person, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the Company or any Subsidiary by such Person (or its predecessors in interest) in respect of a Membership Interest. If any Member (A) is required to make an indemnity payment to the Company pursuant to Article VII of the Master Investment Agreement or (B) pays any amount which gives rise to a tax deduction of the Company, such payment shall be treated as a Capital Contribution by the Member.

“Cause” means any of the following with respect to the CEO: (a) such officer’s continued and willful failure to perform substantially his or her responsibilities to the Company or any Subsidiary, after demand for substantial performance has been given by the Board of Directors (or such officer’s direct supervisor) that specifically identifies how such officer has not substantially performed his or her responsibilities; (b) such officer’s willful engagement in illegal conduct or in gross misconduct in connection with the business of the Company or any Subsidiary; (c) such officer’s conviction of, or plea of guilty or nolo contendere to, a felony; (d) such officer’s willful and material breach of any written code of conduct and business ethics or other written policy, procedure or guideline relating to personal conduct adopted by the Company or any Subsidiary and in effect from time to time; (e) such officer’s willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board of Directors or any Governmental Entity or self-regulatory authority; (f) such officer’s disqualification or bar by any Governmental Entity or self-regulatory authority from engaging in the business of banking or in activities related to the securities industry or otherwise serving in the capacity contemplated by this Agreement or other employment arrangements entered into between the Company or any Subsidiary and such officer, or such officer’s loss of any license issued by a Governmental Entity or self-regulatory authority that is reasonably necessary for such officer to perform his or her responsibilities to the Company or any Subsidiary; or (g) the material underperformance by the Company and the Subsidiaries (which for purposes of this definition will mean performance at or below eighty-five percent (85%) of Projected EBITDA for the relevant period unless there has occurred a force majeure or other event generally affecting the industry in which the Business operates and in which the Company or the Subsidiaries has not been disproportionately affected).

“CEO” has the meaning set forth in Section 4.4(d).

“Certificate” has the meaning set forth in Section 2.1.

“Chairperson” has the meaning set forth in Section 4.3.

“Change of Control” means any (i) merger, consolidation or other business combination of the Company (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of the Company’s consolidated business at that time) or any successor or other entity owning or holding substantially all the assets of the Company and its Subsidiaries that results in the Members immediately before the consummation of such transaction, or a series of related transactions, holding, directly or indirectly, less than fifty percent (50%) of the voting power of the Company (or such Subsidiary or Subsidiaries) or any successor or other entity owning or holding substantially all the assets of the Company and its Subsidiaries or the surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions, (ii) Transfer, in one or a series of related transactions, of Units representing fifty percent (50%) or more of the voting power of the Company (or such Subsidiary or Subsidiaries) or any successor or other entity owning or holding substantially all the assets of the Company and its Subsidiaries to a Person or group of related Persons (other than Advent Blocker and FTB and their respective Affiliates), (iii) transaction in which a majority of the Board of Directors following such transaction is comprised of Persons who are not designees of Advent Blocker, FTB or their respective Affiliates or (iv) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of the Company and the Subsidiaries.

“Chief Financial Officer” has the meaning set forth in Section 4.4(f).

“Chosen Courts” has the meaning set forth in Section 8.2.

“Class A Director” has the meaning set forth in Section 4.1(d)(i)(A).

“Class B Director” has the meaning set forth in Section 4.1(d)(i)(B).

“Class A Units” has the meaning set forth in Section 3.1.

“Class B Units” has the meaning set forth in Section 3.1.

“Class C Non-Voting Unit” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Company” has the meaning set forth in the preamble above.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Competitor” means any of JPMorgan & Chase Co., Bank of America Corporation, US Bancorp. or Wells Fargo & Co. or any successors to their respective processing businesses.

“Competitor COC” has the meaning set forth in the definition of Trigger Event.

“Control” means, with respect to any Person, the beneficial ownership of more than fifty percent (50%) of the voting equity of such entity or the right, directly or indirectly, by contract or otherwise, to appoint at least a majority of the board of directors (or comparable governing body) of such Person.

“Covered Claim” has the meaning set forth in Section 4.7(a).

“Covered Person” has the meaning set forth in Section 4.7(a).

“Covered Proceeding” has the meaning set forth in Section 4.7(b)

“Credit Facility” means the Loan Agreement by and among Opco, as borrower, and the lenders named therein, dated as of May 29, 2009, as amended from time to time in accordance with its terms.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such fiscal year or other period, except that (i) if the Gross Asset Value of an asset acquired from any Person other than FTB or FTPSP differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such fiscal year or other period shall be the amount of book basis recovered for such fiscal year or other period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, in the case of clause (ii) above, if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

“Depreciation Recapture” has the meaning set forth in Section 5.3(d)(i)(B)(II).

“Director” has the meaning set forth in Section 4.1(a).

“Distributions” has the meaning set forth in Section 5.4(c).

“EBITDA” means, for any measurement period, the Company’s Consolidated EBITDA, as such term is defined in the Notes, without giving effect to clauses (a)(v)-(x), (b) and (c) of such definition, during such measurement period.

“Economic Interest” means a Member’s or Assignee’s share of the Company’s Net Income, Net Loss and distributions pursuant to this Agreement, but shall not include any right to participate in the management or affairs of the Company, including the right to vote in the election of Directors, vote on, consent to, or otherwise participate in, any decision of the Members or Directors, or any right to receive information concerning the business and affairs of the Company, in each case, except as expressly otherwise provided in this Agreement.

“Effective Date” has the meaning set forth in the preamble above.

“EFT Business” means the EFT Business, as defined in the Master Investment Agreement.

“Equity Value” means (i) the equity value of the Company as a whole, based on the pre-tax aggregate net proceeds (including cash, the Fair Market Value of other property and the present value of any deferred consideration) received or to be received by the Members, any Assignees, any holders of the Warrant, and any holders of phantom equity in such Change of Control, plus (ii) the aggregate amount of any Distributions (other than Quarterly Distributions) made to holders of Units to and until the date of such Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Exempt Securities” means (a) New Securities issued as a pro rata Distribution to Members or upon any split, subdivision or combination of Units; (b) New Securities issuable upon exercise of the Warrant; (c) New Securities issued in connection with a strategic acquisition (or similar transaction) of another business or Person by the Company and/or any Subsidiary that is either (i) approved, or (ii) is not required to be approved, in each case pursuant to Section 4.1(h)(iii) and (xiv), but only to the extent that (A) such New Securities are issued at a price equal to or greater than Fair Market Value and (B) the aggregate number of all New Securities issued under clause (c)(ii), together with all other issuances of New Securities under clause (c)(ii), does not exceed twenty percent (20%) of the total number of Units held by all Members as of the date of issuance of such New Securities; (d) New Securities issued for reasons other than those described in clauses (a) through (c), but only to the extent that (i) such New Securities are issued at an amount equal to or greater than Fair Market Value, (ii) the number of all New Securities issued under this clause (d), together with all other issuances of New Securities under clause (d), does not exceed ten percent (10%) of the total number of Units held by all Members as of the date of issuance of such New Securities, (iii) the Preemptive Rights of all Members with respect to such issuance are waived by the Board of Directors (which, prior to a Trigger Event, shall include approval by a majority of the Class B Directors) and (iv) no Members participate in such issuances; and (e) New Securities incident to the exercise, conversion or exchange of any Exempt Securities or any New Securities for which Preemptive Rights have been provided pursuant to Section 3.4.

“Expenses” has the meaning set forth in Section 4.7(a).

“Fair Market Value” means, with respect to any asset or security, the fair market value of such asset or security, as between a willing buyer and a willing seller not under a compulsion to buy or sell in an arms’-length transaction occurring on the date of the valuation, taking into account all relevant factors, as reasonably determined in Good Faith by the Board of

Directors as of the time of issuance or the entry into the transaction; it being understood that, (i) with respect to a security that is listed on a national securities exchange or quoted on NASDAQ, Fair Market Value shall mean the average of the closing prices of such security over the thirty (30) -day period ending one (1) Business Day prior to the date of measurement, and (ii) with respect to a security that is traded over-the-counter, Fair Market Value shall mean the average of the closing bid prices over the thirty (30) -day period ending one (1) Business Day prior to the date of measurement.

“Filing Date” has the meaning set forth in the recitals above.

“FTB” has the meaning set forth in the preamble above.

“FTB Bankruptcy Event” has the meaning set forth in the definition of Trigger Event.

“FTB Group Member” has the meaning set forth in Section 4.8(f).

“FTB Ownership Event” has the meaning set forth in Section 4.1(d).

“FTPSP” has the meaning set forth in the preamble above.

“GAAP” has the meaning set forth in Section 7.1.

“Good Faith” means a Person having acted honestly and fairly and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company (as opposed to the interests of a particular Member), and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity with competent jurisdiction.

“Government Investment” has the meaning set forth in the definition of Trigger Event.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as reasonably determined by the Board of Directors.

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board of Directors, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company after the date of this Agreement by an existing Member or Additional Member in exchange for more than a de minimis Capital Contribution, if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company, if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by an Additional Member acting in a Member capacity or in anticipation of being a Member if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(v) such other times as the Board of Directors shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Board of Directors.

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board of Directors reasonably determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) The Gross Asset Value of a Company asset shall be adjusted by the Depreciation, if any, taken into account by the Company with respect to computing Net Income or Net Loss.

“Initiating Member” has the meaning set forth in Section 6.3(e)(i).

“IPO” means the first registered, public offering of (i) Units, (ii) the common stock or other equity securities for which the Units have been converted or exchanged of a successor corporation or other entity into which the Company is converted or merged, (iii) the common stock or other equity securities of a corporation or other entity otherwise formed by the

Company or the holders of Units for the purpose of offering securities to the public that are issued or issuable for the Units, or the rights to receive, or the securities that are convertible into, or exchangeable or exercisable for, the common stock or other equity securities of a corporation or other entity otherwise formed by the Company or the holders of Units for the purpose of offering securities to the public that are issued or issuable for the Units, (iv) the common stock or other equity securities of a Parent, a Subsidiary or other entity to which the assets of the Company and/or the Subsidiaries have been transferred, in each case, whose securities the Company has determined to offer to the public and that are issued or issuable for the Units, or (v) the Units for which such Units are exchangeable, in each case of clauses (i) through (v), for cash pursuant to an effective registration statement under the Securities Act, registered on Form S-1 (or any successor form), in which such Units or securities are sold to one or more underwriters on a firm-commitment basis for reoffering to the public.

“IPO Corp.” has the meaning set forth in Section 6.4.

“IRS” means the United States Internal Revenue Service.

“JPDN” has the meaning set forth in the preamble above.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“LTM EBITDA” means, as of any measurement date, EBITDA for the twelve (12) months ended as of the last day of the month immediately preceding such measurement date.

“Management Phantom Equity Plan” means the Company’s 2009 Management Phantom Equity Plan in substantially the form attached as Exhibit E hereto, as amended, from time to time in accordance with Section 4.1(h)(viii).

“Master Investment Agreement” has the meaning set forth in the recitals above.

“Member” means Advent Blocker, FTB, FTPSP and JPDN, and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement, including an Additional Member and a Substitute Member, but only to the extent such Person has not ceased to be a Member pursuant to Section 6.1. The Members shall comprise the “members” (as that term is defined and used in the Act) of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means a Member’s ownership interest in the Company at the relevant time, including its Economic Interest and rights as a Member.

“Net Income” and “Net Loss” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss, shall be added to such income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value in this Agreement, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Any items which are specially allocated pursuant to the provisions of Section 5.3(c) shall not be taken into account in computing Net Income or Net Loss.

“New Activity” has the meaning set forth in Section 2.4(b)(i).

“New Activity Notice” has the meaning set forth in Section 2.4(b)(i).

“New Securities” means (a) any Units, whether or not currently authorized, or (b) any rights, options or warrants to purchase Units (or non-equity securities that are convertible into or exchangeable for Units), and non-equity securities of any type whatsoever that are, or may become convertible into, or exchangeable for, Units, in any case, whether issued on or after the Effective Date; it being understood that the only equity interest in the Company shall be in the form of Units.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Non-Competitor COC” has the meaning set forth in the definition of Trigger Event.

“Non-Qualified IPO” means an IPO generating pre-tax aggregate proceeds (including, for purposes of calculating the amount of such proceeds, the aggregate amount of any Distributions (other than Quarterly Distributions) made to the holders of Units to and until the date of the IPO), before deducting underwriting commissions, that implies an equity value of the Company as a whole equal to or less than $1.8 billion or that involves less than $300 million of pre-tax aggregate proceeds, before deducting underwriting commissions.

“Notes” means, collectively, the promissory notes (and all indebtedness thereunder) issued pursuant to the Credit Facility, as amended from time to time in accordance with their terms.

“Offered Units” has the meaning set forth in Section 6.3(c)(i).

“Officer” means each Person designated as an officer of the Company or of any Subsidiary pursuant to and in accordance with the provisions of Section 4.4, subject to the terms of any resolution of the Board of Directors appointing such Person as an officer or relating to such appointment.

“Opco” has the meaning set forth in the recitals above.

“Opco LLC Agreement” has the meaning set forth in the recitals above.

“Order” means any order, injunction, judgment, decree, writ or other enforcement action of a Government Entity.

“Original Agreement” has the meaning set forth in the recitals above.

“Original Holder” means any of Advent Blocker, FTB, FTPSP and JPDN.

“Other Investments” has the meaning set forth in Section 4.8(a).

“Parent” means, with respect to any Person, a Person that has control of such Person.

“Participating ROFO Offeree” has the meaning set forth in Section 6.3(c)(iii).

“Participating Tag-Along Offeree” has the meaning set forth in Section 6.3(d)(iii).

“Permitted Affiliate” has the meaning set forth in Section 6.3(b)(i).

“Permitted ROFO Transfer” has the meaning set forth in Section 6.3(c)(iv).

“Permitted Transfer” has the meaning set forth in Section 6.3(b).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.

“Preemptive Rights” has the meaning set forth in Section 3.4(a).

“Preemptive Rights Notice” has the meaning set forth in Section 3.4(b).

“President” has the meaning set forth in Section 4.4(e).

“Pro Rata Portion” (a) of a Member for purposes of determining such Member’s relative Preemptive Rights shall mean a fraction, the numerator of which is the number of Units held by such Member, and the denominator of which is the total number of Units held by all Members; (b) of a ROFO Offeree for purposes of determining such ROFO Offeree’s relative ROFO Rights shall mean a fraction, the numerator of which is the number of Units owned by such ROFO Offeree, and the denominator of which is the total number of Units then held by all Members (other than the Offered Units and Units held by the Transferring Member or any Member holding less than five percent (5%) of the Units then held by all Members); (c) of a Tag-Along Offeree for purposes of determining such Tag-Along Offeree’s relative Tag-Along Rights shall mean a fraction, the numerator of which is the total number of Tag-Along Units, and the denominator of which is the total number of Units owned by the Transferring Member; provided that, in the event that the Tag-Along Purchaser is unwilling or unable, pursuant to Sections 6.3(d)(iii) or 6.3(d)(vi), to acquire all Units proposed to be included in a Tag-Along Sale, then the “Pro Rata Portion” of the Transferring Member or any Participating Tag-Along Offeree for purposes of determining the Transferring Member’s or such Participating Tag-Along Offeree’s relative Tag-Along Rights shall mean a fraction, the numerator of which is the total number of Units held by the Transferring Member or such Participating Tag-Along Offeree, as applicable, and the denominator of which is the aggregate number of Units owned by the Transferring Member and all Participating Tag-Along Offerees; and (d) of a Take Along Member for purposes of determining such Take Along Member’s relative obligations upon any exercise of the Take Along Rights shall mean a fraction, the numerator of which is the number of Units being Transferred by the Initiating Member in the proposed Take Along Sale, and the denominator of which is the total number of Units owned by the Initiating Member; it being understood that, in the case of each of clauses (a) through (d), the time of determination of Units held shall be as of immediately before the proposed issuance or Transfer to which such rights or obligations relate.

“Proceeding” has the meaning set forth in Section 4.7(b).

“Projected EBITDA” means, as of any measurement date, EBITDA (as reflected in the business plan prepared by FTB attached as Exhibit F hereto) for the twelve (12) months ended as of the last day of the month preceding such measurement date, or if less than twelve (12) months have elapsed since the Effective Date, for such number of months that have elapsed since the Effective Date.

“Proposed Offer” has the meaning set forth in Section 6.3(c)(ii).

“Purchaser” has the meaning set forth in Section 3.4(d).

“Put Event” means any of the following:

(i) during the first twelve (12) months following the Effective Date, (A) either (x) a Government Investment or (y) a Non-Competitor COC occurs and (B) there is a change in two (2) of FTB’s three designees on the Steering Committee unless (1) such change is due to the death or disability of such designee, (2) such change is due to a voluntary resignation that occurs more than nine (9) months from the Government Investment or Non-Competitor COC, or (3) any of the two (2) Approved Replacements is designated to the Steering Committee as replacements for such designees; or

(ii) during the period from the Effective Date until the earlier of (x) the last day of the fifty-fourth month following the Effective Date, and (y) the date on which Advent Blocker has Transferred (in one or more transactions) more than fifty percent (50%) of Units held by it (or its Affiliates) as of the Effective Date, a Competitor COC occurs; or

(iii) during the first two (2) years following Effective Date, a FTB Bankruptcy Event occurs.

“Put Right” has the meaning set forth in Section 6.3(f)(i).

“Put Units” has the meaning set forth in Section 6.3(f)(i).

“Quarterly Distributions” has the meaning set forth in Section 5.4.

“Quarterly Estimated Tax Liability with respect to the Company’s Income” has the meaning set forth in Section 5.4(a).

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company, FTB, FTPSP, Advent Blocker and JPDN, dated as of the Effective Date, as amended from time to time in accordance with its terms.

“Regulations” means the Income Tax Regulations, including temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.3(c)(i)(F).

“Regulatory Approval” has the meaning set forth in Section 2.4(b)(i).

“Rescheduled Board of Directors Meeting” has the meaning set forth in Section 4.1(f)(vi)(2).

“Rescheduled Committee Meeting” has the meaning set forth in Section 4.1(k)(ii)(3).

“Rescheduled Member Meeting” has the meaning set forth in Section 4.2(b)(iii).

“Rights of First Offer” has the meaning set forth in Section 6.3(c).

“ROFO Acceptance” has the meaning set forth in Section 6.3(c)(iii).

“ROFO Acceptance Period” has the meaning set forth in Section 6.3(c)(iii).

“ROFO Offeree” has the meaning set forth in Section 6.3(c)(i).

“ROFO Offer Period” has the meaning set forth in Section 6.3(c)(ii).

“ROFO Notice” has the meaning set forth in Section 6.3(c)(i).

“ROFO Rights” has the meaning set forth in the definition of Pro Rata Portion.

“Secretary” has the meaning set forth in Section 4.4(h)(i).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Directors of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Specified Liabilities” means any liabilities, debts, commitments or obligations of any kind whatsoever, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability), in each case, other than liabilities, debts, commitments or obligations (i) under this Agreement and the Registration Rights Agreement, (ii) that relate to corporate upkeep and maintenance and filing obligations, including state franchise tax obligations, for the period following a transfer of the Advent Blocker Stock to a third party in accordance with the provisions of Section 6.3(e)(v) or Section 6.3(f) (a “Blocker Transfer”), or (iii) under any agreement between Advent Blocker and the Advent Blocker Stockholders that is being terminated in connection with a Blocker Transfer so long as such liabilities are limited to non-monetary obligations that would not affect the price being offered by the third party in a Change of Control, or (iv) (a) arising out of any actual or threatened legal proceedings or claims to which the Company and/or any of the Subsidiaries is also subject and (b) consisting of any immaterial liabilities paid in full prior to the Blocker Transfer, but, in each case, only to the extent of such claims, and only to the extent that Advent Blocker and its Parent have agreed to indemnify the transferee holders of Advent Blocker Stock from and against any liability therefor to the same extent that such holders would have been indemnified if they were holders of Units.

“Steering Committee” has the meaning set forth in the Master Investment Agreement.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company and/or any other Subsidiary or (ii) the Company and/or any other Subsidiary is entitled, directly or indirectly, to appoint a majority of the board of directors or comparable body of such Person.

“Substitute Member” means any Person that has been admitted to the Company as a Member pursuant to Section 6.5 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or an Assignee and not from the Company.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, (iii) trustee or receiver, or current or former officer, director, manager or partner, or other fiduciary acting for, or with respect to, the dissolution, liquidation or termination of, or (iv) other executor, administrator, committee, legal representative or other successor or assign of, any Member, whether by operation of Law or otherwise.

“Tag-Along Notice” has the meaning set forth in Section 6.3(d)(i).

“Tag-Along Offeree” has the meaning set forth in Section 6.3(d)(i).

“Tag-Along Purchaser” has the meaning set forth in Section 6.3(d)(i).

“Tag-Along Rights” has the meaning set forth in Section 6.3(d)(ii).

“Tag-Along Sale” has the meaning set forth in the definition of Pro Rata Portion.

“Tag-Along Units” has the meaning set forth in Section 6.3(d)(i).

“Take Along Member” has the meaning set forth in Section 6.3(e)(i).

“Take Along Notice” has the meaning set forth in Section 6.3(e)(i).

“Take Along Rights” has the meaning set forth in Section 6.3(e)(i).

“Take Along Sale” has the meaning set forth in Section 6.3(e)(i).

“Tax-Free Basis” has the meaning set forth in Section 6.4.

“Tax Matters Member” has the meaning set forth in Section 7.5(c).

“Transfer” means, with respect to any Units, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Units or any participation or interest therein, whether directly or indirectly, or to agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Units or any participation or interest therein, or any agreement or commitment to do any of the foregoing, including in each case through the Transfer of any Person holding such Units or any interest in such Person; it being understood that a Transfer of a controlling interest in any Person holding such Units shall be deemed to be a Transfer of all of the Units held by such Person. For the avoidance of doubt, the transfer of the Warrant shall not be deemed to be a Transfer. Notwithstanding anything to the contrary in this Agreement, no Transfer of an interest in any Person which is a public company or which is a limited partner in any investment entity that holds a direct or indirect interest in an Original Holder shall be deemed to constitute a Transfer of any Units held by such Original Holder unless such Original Holder and such Person are acting in concert with respect to such Transfer, or such Original Holder, alone or together with its Affiliates or other Persons with whom it is acting in concert, controls such Person.

“Transferring Member” has the meaning set forth in Section 6.3(c)(i).

“Trigger Event” means the earlier to occur of any of the following: (i) FTB (together with its Affiliates) shall have Transferred (other than pursuant to obligations upon the exercise by another Member of any Take Along Rights or pursuant to any Transfer by FTB or any of its Affiliates to a Permitted Affiliate) Units constituting at least fifty percent (50%) of the Units that FTB and FTPSP own as of the Effective Date; or (ii) any Competitor acquires Control of FTB or any of its direct or indirect Parent companies (a “Competitor COC”); or (iii) (A) any Government Entity acquires more than a twenty percent (20%) interest (which interest either votes generally in the election of all directors and all other matters brought before the stockholders or otherwise carries with it any material negative consent or approval rights) in FTB or any of its direct or indirect Parent companies (a “Government Investment”), or (B) any Person other than a Competitor acquires Control of FTB or any of its direct or indirect Parent companies (a “Non-Competitor COC”) and, in the case of either a Government Investment or Non-Competitor COC, any change in two of FTB’s four designees on the Board of Directors occurs unless (I) such change is due to the death or disability of such designee, (II) such change is due to a voluntary resignation that occurs more than nine months following such Government Investment or Non-Competitor COC, or (III) any of the two Approved Replacements is designated to the Board of Directors to replace such designee; or (iv) FTB or any of its direct or indirect Parent companies goes into Bankruptcy, receivership or conservatorship or any similar event (each, a “FTB Bankruptcy Event”).

“Units” has the meaning set forth in Section 3.1.

“Warrant” means the warrant executed on the Effective Date and any warrants issuable for all or any part of such warrant.

SECTION 1.2 Terms Generally.

(a) Numbers. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.

(b) Gender. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) Including. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(e) Dollars. Any reference in this Agreement to “dollars” or “$” shall mean the lawful currency of the United States of America.

(f) Holdings. For purposes of calculating ownership percentages and determining whether certain ownership thresholds are met under Sections 6.3(c)(i), 6.3(d)(i) and 6.3(e)(i), the total number of Units owned by any Member shall be aggregated with the number of Units owned by such Member’s Affiliates, without duplication.

(g) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified.

(h) Exhibits. The exhibits to this Agreement are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. All exhibits annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized terms used in any exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(i) Negotiation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II - GENERAL PROVISIONS

SECTION 2.1 Formation. The Company was organized as a Delaware limited liability company by the execution and filing of a Certificate of Formation on the Filing Date with the Secretary of State of the State of Delaware (as amended from time to time, the “Certificate”), under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

SECTION 2.2 Name. The name of the Company is “FTPS Holding, LLC,” and all Company business shall be conducted in that name or in such other names that comply with applicable Law as the Board of Directors may select from time to time.

SECTION 2.3 Term. The term of the Company commenced on the Filing Date and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Section 6.2.

SECTION 2.4 Purpose; Powers.

(a) General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to continue the Business and, subject to the terms of this Agreement and the Business Plan, to engage in any act or activity which may be lawfully conducted by a limited liability company under the Act and the Laws of any other jurisdictions in which the Company engages in such activities. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything in this Agreement to the contrary, nothing set forth in this Agreement shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the Laws of the State of Delaware.

(b) Certain Regulatory Restrictions.

(i) Notwithstanding anything to the contrary in this Agreement, the Company and the Members acknowledge that FTB and its Affiliates are subject to regulatory oversight by bank regulatory authorities in various jurisdictions (including the Board of Governors of the Federal Reserve System and other Government Entities, including the State of Ohio’s Division of Financial Institutions) with jurisdiction over FTB or its Affiliates and that FTB or its Affiliates may be required to obtain regulatory approvals from, or provide notice to, such authorities, prior to, or provide notice to such authorities following, the Company’s engagement in certain activities or consummation of certain investments (“Regulatory Approval”). Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall engage in any business that may reasonably require FTB or an Affiliate of FTB to seek Regulatory Approval, whether under the Bank Holding Company Act, Ohio Law or other applicable Law (a “New Activity”), whether by acquisition, investment or organic growth, without first sending written notice to FTB (the “New Activity Notice”). Within thirty (30) days after receipt of the New Activity Notice, FTB must notify the Board of Directors in writing (i) whether, based on the advice of legal counsel, such New Activity would be permissible for FTB and/or its Affiliates to make or engage in directly under all applicable banking Laws and (ii) that either (A) no Regulatory Approval with respect to FTB and/or its Affiliates is required for such New Activity, or (B) any required Regulatory Approval with respect to such New Activity has been or will within a reasonable amount of time be obtained by FTB and/or its Affiliates. Neither the Company nor any Subsidiary shall engage in such New Activity if FTB notifies it that such activity is impermissible or until required Regulatory Approvals are obtained; it being understood that a Regulatory Approval shall not be deemed obtained until the expiration of any applicable waiting periods or the receipt of any necessary approval, as applicable.

(ii) The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, as promptly as possible, to assist FTB or its Affiliates in obtaining any Regulatory Approval necessary for FTB or its Affiliates to qualify or continue its ownership interest in the Company as a permissible investment, including by (i) making appropriate filings and submissions to any Government Entity required by Law applicable to the Company or the Subsidiaries or FTB or its Affiliates and (ii) providing any information to FTB as may be reasonably requested by FTB or its Affiliates in connection therewith and (iii) executing and delivering additional documents necessary to consummate the transactions contemplated by this Agreement in connection therewith. FTB shall use its reasonable best efforts to obtain any Regulatory Approval as promptly as possible; provided that FTB will exercise reasonable best efforts to minimize disclosure of any confidential or proprietary information relating to the Company and to seek confidential treatment for any such information, in each case, to the maximum extent allowed under applicable Law.

(c) Company Action. Subject to the provisions of this Agreement, except as prohibited by applicable Law, (i) the Company may, with the approval of the Board of Directors, enter into and perform any and all documents, agreements and instruments contemplated by such approval, all without any further act, vote or approval of any Member and (ii) the Board of Directors may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

SECTION 2.5 Foreign Qualification. Prior to the Company’s or any Subsidiary’s conducting business in any jurisdiction other than Delaware, the Board of Directors shall cause the Company or such Subsidiary to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company or any Subsidiary as a foreign limited liability company conducting business in that jurisdiction.

SECTION 2.6 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office

(which need not be a place of business of the Company) as the Board of Directors may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board of Directors may designate from time to time in the manner provided by Law. The principal office of the Company shall be at such place as the Board of Directors may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may have such other offices as the Board of Directors may designate from time to time.

SECTION 2.7 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Director or Officer shall be a partner or joint venturer of any other Member, Director or Officer by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III - UNITS

SECTION 3.1 Authorized Units. The only beneficial interests in the Company shall be units (“Units”). The total number of Units that the Company initially shall have authority to issue is 111,594,203 Units, of which (a) 51,000,000 shall be designated as Class A Units having the rights, preferences, privileges and restrictions set forth in this Agreement (each, a “Class A Unit,” and collectively, the “Class A Units”), (b) 49,000,000 shall be designated as Class B Units having the rights, preferences, privileges and restrictions set forth in this Agreement (each, a “Class B Unit,” and collectively, the “Class B Units”) and (c) 11,594,203 shall be designated as Class C Non-Voting Units having the rights, preferences, privileges and restrictions set forth in this Agreement and the Warrant (each, a “Class C Non-Voting Unit,” and collectively, the “Class C Non-Voting Units”); provided, however, that, subject to Sections 4.1(h)(viii), 4.1(h)(xiv) and 4.2(e)(iii), and except as required by the terms of the Warrant (x) the Board of Directors may from time to time authorize the issuance of additional Class A Units, Class B Units and Class C Units and such other Units with such rights, preferences, privileges and restrictions as the Board of Directors shall designate so long as none of such rights, preferences or privileges are inconsistent with the terms of this Agreement or would deprive any Member of the rights it has as a Member (for the avoidance of doubt, dilution of Economic Interests and voting rights (other than rights set forth in Section 4.1(h)) shall not be deemed to deprive any Member of the rights it has as a Member), and (y) this Agreement shall be amended in order to document such new classes of Units and their rights, preferences, privileges and restrictions and/or such authorized number of Units of existing classes of Units, in each case, with no further action required by the Members. Notwithstanding anything to the contrary herein, the Board shall authorize the issuance of additional Units as required by the terms of the Warrant. The issuance of any Units after the Effective Date shall be subject to the Members’ Preemptive Rights, as applicable, shall be issued at a price equal to or greater than Fair Market Value and shall be paid for in cash or, in connection with an acquisition by the Company or any Subsidiary or the contribution by a Member of assets to the Company or any Subsidiary related to the Business or its strategic direction as outlined in the Business Plan, cash or other property, the

Fair Market Value of which shall be determined in Good Faith by the Board of Directors. The Class C Non-Voting Units shall be issued only upon the valid exercise of the Warrant. The initial holdings of Units shall be as set forth on Schedule I.

SECTION 3.2 General. Except as otherwise expressly provided in this Agreement, all Units shall have identical rights and privileges in every respect.

SECTION 3.3 Voting. Each Member shall be entitled to one vote per Class A Unit and one vote per Class B Unit that it holds with respect to any matter as to which the Members holding such Units are entitled to vote; provided that any Class A Units or Class B Units held by any Assignee shall be non-voting, and any Class C Non-Voting Units held by any Person shall be non-voting, in each case, except as otherwise provided in this Agreement.

SECTION 3.4 Preemptive Rights.

(a) General. At any time before the consummation of the IPO, the Company shall not be authorized to issue any New Securities (other than Exempt Securities) unless each Member is granted the opportunity to purchase for cash up to its Pro Rata Portion of such New Securities (other than Exempt Securities) (“Preemptive Rights”); provided that, for the avoidance of doubt, (i) the Board of Directors may waive the Preemptive Rights of all Members with respect to any issuance of New Securities that otherwise meets the requirements specified in clause (d) of the definition of Exempt Securities and (ii) no Member shall have Preemptive Rights with respect to the IPO.

(b) Offer Period. Promptly following the Board’s determination to issue New Securities (other than Exempt Securities), the Company shall provide each Member with a written notice describing in reasonable detail the New Securities being offered, the purchase price thereof, the basis for the determination of the purchase price thereof, the payment terms, such Member’s Pro Rata Portion of the New Securities and all other facts that would be material to any determination by a Member as to whether to purchase such New Securities (the “Preemptive Rights Notice”). In order to exercise its Preemptive Rights, each Member must deliver a written notice to the Company describing its election to exercise its Preemptive Rights within thirty (30) days after receipt of the Preemptive Rights Notice.

(c) Expiration of Offer Period. For one hundred twenty (120) days following the expiration of the offering period described in Section 3.4(b), the Company shall be entitled to sell such New Securities that the Members have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to the Members. Any New Securities to be sold by the Company to any Person after such one hundred twenty (120)-day period must be reoffered to the Members pursuant to the terms of this Section 3.4.

(d) Distressed Purchase. Nothing in this Section 3.4 shall be deemed to prevent any Member or any of its Affiliates from purchasing for cash any New Securities without first complying with the provisions of Section 3.4; provided, that in connection with such purchase, (i) the Board of Directors has determined in Good Faith (A) that the Company needs an immediate cash investment, (B) that no alternative financing on terms no less favorable to the Company in the aggregate than such purchase is available that is of a type that could be obtained without having to comply with this Section 3.4 and (C) that the delay caused by compliance with the provisions of this Section 3.4 in connection with such investment would be reasonably likely to cause material and immediate harm to the Company, (ii) the Company gives prompt notice to the other Members of such investment, which notice shall describe in reasonable detail the New Securities being purchased by the Person making such purchase (for purposes of this Section 3.4, the “Purchaser”) and the purchase price thereof and (iii) the Purchaser and the Company take all steps necessary to enable the other Members to exercise effectively their respective rights under this Section 3.4 with respect to their purchase of a Pro Rata Portion of the New Securities issued to the Purchaser and all Members exercising their Preemptive Rights after such purchase by the Purchaser on the terms specified in Section 3.4; it being understood that in such event the Pro Rata Portion shall be determined assuming the emergency issuance to which such Preemptive Right applies has been offered but not issued.

ARTICLE IV - MANAGEMENT

SECTION 4.1 Board of Directors.

(a) Management by the Board of Directors. Subject to the Business Plan and the terms of this Agreement, the business and affairs of the Company shall be managed and controlled by, or under the direction of, a Board of Directors (the “Board of Directors,” and each director on the Board of Directors is referred to individually as a “Director” and collectively as the “Directors”), which may exercise all such powers of the Company and do all such lawful acts and things as are not, by Law or by this Agreement, directed or required to be exercised or done by a Member or the Members.

(b) Waiver of Fiduciary Duties. Each of the Members and the Company acknowledges and agrees that (i) each Director is the designee of the Member(s) that appointed such Director, is acting as a proxy for such Member(s) with respect to the management of the Company and does not have any duties (including fiduciary duties) to the Company, any Subsidiary or any other Member, nor shall any Member have any such duty and (ii) each Member hereby acknowledges and agrees that each Director, in determining whether or not to vote in support of or against any particular decision for which the Board of Directors’ consent is required, may act in and consider the best interest of the Member who designated such Director and shall not be required to act in or consider the best interests of the Company or the other Members or parties hereto, except to the extent expressly set forth in this Agreement. Each of the Members and the Company agree that any duties, whether express or implied (including fiduciary duties), of a Director to the Company or to any other Member that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act (including Section 18-1101(c) of the Act) and any other applicable Law, and each Member hereby waives all rights to, and releases each Director from, any such duties, except to the extent expressly set forth in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, (i) the foregoing shall not eliminate or limit the obligation of the Members or any Director to act in compliance with the express terms of this Agreement (other than the foregoing), including the obligation to make determinations in Good Faith, and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing of the Members. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to constitute any Director or Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Act. A Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member, the Company or any Subsidiary.

(c) No Individual Authority. No Director has the authority or power to act for, or on behalf of, the Company, to do any act that would be binding on the Company or any Subsidiary, to make any expenditures or incur any obligations on behalf of the Company or any Subsidiary or to authorize any of the foregoing, other than acts that are expressly authorized by the Board of Directors.

(d) Designation of the Directors.

(i) Number and Designation. The Board of Directors shall consist of nine (9) Directors as of the Effective Date. The number of Directors constituting the entire Board of Directors may be changed only with the written approval of the Members holding a majority of the Class A Units held by all Members and the Members holding a majority of the Class B Units held by all Members, voting separately; provided that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, FTB’s (and only FTB’s) written approval in respect of the Class B Units is required. The Directors shall be determined by the Members as provided in this Section 4.1(d)(i). Directors need not be Members or officers of Members. At any time at which Members shall have the right to, or shall, vote for Directors of the Company, the Members shall vote all Units as to which they are then entitled to vote generally in the election of Directors so as to fix the number of Directors at nine (9) (or such other number as is approved pursuant to this Section 4.1(d)(i)) and for the election of a Board of Directors in the manner set forth below or in such other manner as is approved pursuant to any change in the number of Directors approved pursuant to this Section 4.1(d)(i):

(A) Five (5) Directors designated by the Members holding a majority of the Class A Units then held by all Members (each, a “Class A Director” and, collectively, the “Class A Directors”); and

(B) Four (4) Directors designated by the Members holding a majority of the Class B Units then held by all Members (each, a “Class B Director” and, collectively, the “Class B Directors”); provided that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, FTB shall designate at least three (3) of such four (4) Directors.

The Board of Directors as of the Effective Date shall be comprised of the individuals set forth on Exhibit A. Notwithstanding anything to the contrary in this Agreement, if at any time FTB and its Affiliates collectively hold more than fifty percent (50%) of the Units without regard to the Class C Non-Voting Units (an “FTB Ownership Event”), then, unless waived by the Members holding a majority of the Class B Units held by all Members, (i) the composition of the Board of Directors shall be appropriately adjusted to reflect the relative proportionate holdings of Units as between FTB and its Affiliates, on the one hand, and Advent Blocker and its Affiliates, on the other hand and, (ii) following any such adjustment, in the event that Advent Blocker and its Affiliates hold less than fifty percent (50%) of the Units without regard to the Class C Non-Voting Units and shall have Transferred Units constituting at least fifty percent (50%) of the Units that Advent Blocker and its Affiliates owned as of the Effective Date to Persons other than its Affiliates, then only the affirmative vote of a majority of the Directors present at a meeting shall be required with respect to the actions described in Sections 4.1(h)(i), (iii), (vii), (ix) and (xiv).

(ii) Term. Each Director shall hold office until the earlier of (i) the appointment or election and qualification of the Director’s successor and (ii) the Director’s death, resignation or removal. There is no limit to the number of terms a Director may serve.

(iii) Removal; Election of Successors. If the Company receives a written notice that either the Members holding a majority of the Class A Units then held by all Members or the Members holding a majority of the Class B Units then held by all Members desire to remove a Director designated by the applicable Members, the Company and each of the Members agrees to take such action as is necessary to call a special meeting of the Members of the Company (or effect a written consent in lieu thereof) for the purpose of effecting any such removal, and at such meeting (or in effecting such consent for any reason) each of the Members shall vote to accomplish said result; provided that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, only FTB may deliver such written notice in respect of the removal of any Director designated by FTB. In the event that any Director is removed or shall have resigned or become unable to serve, the Members that had the power to designate such Director pursuant to Section 4.1(d)(i) shall have the power to designate a person to fill such vacancy, and shall nominate an individual to fill such vacancy within thirty (30) days of any removal or resignation, whereupon the Company and each of the Members agrees to take such action as is necessary to elect such person to fill such vacancy promptly (including, if necessary, calling a special meeting of the Members of the Company (or effecting a written consent in lieu thereof) and voting all Units owned by such Members to accomplish such result). Other than as provided in this Section 4.1(d)(iii), no Member shall vote in favor of the removal of any Director who shall have been designated or nominated pursuant to Section 4.1(d)(i). Any Director designated by a majority of the Board of Directors pursuant to Section 4.1(e) to fill a newly created Director position may be removed by a vote of the majority of the Board of Directors.

(e) Vacancies; Resignation. Vacancies shall be filled in accordance with Section 4.1(d)(i), other than vacancies of newly created Director positions resulting from any increase in the number of Directors pursuant to Section 4.1(d)(i), which vacancies shall be filled in the manner dictated at the time of the creation of the newly created Director position. Newly-created Director positions resulting from any increase in the number of Directors, unless filled in another manner approved in connection with the approval of such newly-created Director position, may be filled by a vote of the majority of the Board of Directors, and each Director so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal by the Board of Directors. A Director may resign at any time by giving written notice to the Board of Directors.

(f) Meetings.

(i) Regular Meetings. Regular meetings of the Board of Directors shall be held within sixty (60) days of the end of each fiscal year and at least once every fiscal quarter, in each case, at such times and places as shall be designated from time to time by resolution of the Board of Directors. Written notice of each regular meeting of the Board of Directors shall be given to each Director at least five (5) Business Days before the date of the meeting.

(ii) Special Meetings. Special meetings of the Board of Directors may be called on at least five (5) Business Days’ notice to each Director and may be called by any Director.

(iii) Notice; Waiver. Notice of any regular or special meeting of the Board of Directors or any committee of the Board of Directors may be given personally or by email, facsimile or courier, and if given other than by email, shall also be sent by email, and shall be deemed given upon any of the following: (A) when personally delivered to the Director; (B) when emailed to the Director; (C) when faxed to the Director (provided such fax is confirmed); or (D) one (1) Business Day after being sent to the Director by reputable national overnight courier service (charges prepaid), at the mailing address, email address or fax number, as applicable, of the Director as listed on the books and records of the Company. The name, address, email address, facsimile and telephone number of each of the current Directors are as set forth on Exhibit A. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(iv) Place of Meetings. All meetings of the Board of Directors may be held either within or without the State of Delaware at such place or places as shall be determined from time to time by resolution of the Board of Directors.

(v) Attendance by Telephone. Members of the Board of Directors may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

(vi) Quorum; Actions at a Meeting.

(1) Provided that notice is given to or waived by all Directors pursuant to Section 4.1(f)(iii), a majority of the total number of Directors (which majority shall include at least two (2) Class A Directors and at least two (2) Class B Directors) shall constitute a quorum for the transaction of business of the Board of Directors and, subject to Section 4.1(h), the acts of a majority of the Directors present at a meeting of the Board of Directors at which a quorum is present shall be the acts of the Board of Directors.

(2) Notwithstanding Section 4.1(f)(vi)(1), if it is determined after the calling of any Board of Directors meeting pursuant to the provisions of this Agreement that the number of Directors able to attend such meeting will not constitute a quorum (as set forth in Section 4.1(f)(vi)(1)), then such meeting shall be rescheduled by the Board of Directors for a date within five (5) Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Board of Directors Meeting”). If it is determined that the number of Directors able to attend such Rescheduled Board of Directors Meeting will not constitute a quorum, then for purposes of such Rescheduled Board of Directors Meeting only, a quorum shall be considered present when a majority of the Directors are in attendance (and no particular number of Class A Directors or Class B Directors shall be required); provided that no matter may be considered at the Rescheduled Board of Directors Meeting that was not the subject of the notice of meeting delivered pursuant to Section 4.1(f)(iii) with respect to such meeting.

(3) Notwithstanding Section 4.1(f)(vi)(1), following a Trigger Event, a quorum shall exist when a majority of the Directors are in attendance; provided, that notice is given to or waived by all Directors pursuant to Section 4.1(f)(iii).

(4) A Director who is present at a meeting of the Board of Directors at which action on any matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

(g) Action without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all of the members of the Board of Directors consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

(h) Supermajority Voting. Notwithstanding anything to the contrary contained herein but subject to the last sentence of this Section 4.1(h), the following matters relating to the business and operations of the Company and/or the Subsidiaries shall be presented to the Board of Directors and shall require the affirmative vote of at least seven (7) out of the nine (9) Directors, or in the event that the Board of Directors is expanded pursuant to Section 4.1(d)(i), a number of Directors that includes at least two (2) Class B Directors, or in the event of and for so long as there exists an FTB Ownership Event , at least two (2) Class A Directors (a “Board Supermajority”):

(i) any Change of Control (A) during the first three (3) years following the Effective Date, (B) during the fourth year following the Effective Date that implies an Equity Value of the Company and the Subsidiaries of less than $2.3 billion, (C) during the fifth year following the Effective Date that implies an Equity Value of the

Company and the Subsidiaries of less than $2.5 billion; provided, however, that no such Board Supermajority consent shall be necessary (x) at any time if the Company and/or the Subsidiaries is in a payment default or financial covenant default under the Notes, unless the Notes have been amended consistent with a waiver of such payment default or financial covenant default, or (y) at any time after June 30, 2012 if the Company’s LTM EBITDA is less than $335,000,000;

(ii) any sale, transfer or disposition, in one or a series of related transactions, of any assets or other property of the Company and/or any Subsidiary having a value in excess of $100,000,000 in the aggregate (other than pursuant to a Change of Control); provided that no such Board Supermajority consent shall be required for any sale of the EFT Business at an aggregate purchase price greater than $1.0 billion;

(iii) any acquisition of assets or securities or investment in any other Person by the Company and/or any Subsidiary, in one or a series of related acquisitions, investments or contributions, other than with respect to any Person set forth on Exhibit B attached hereto, for a value exceeding $175,000,000 in the aggregate;

(iv) the retention, termination or replacement of the independent auditor of the Company and the Subsidiaries;

(v) other than (A) the arrangements set forth on Exhibit C, (B) issuances of New Securities permitted by this Agreement, (C) distributions provided to such Person in its capacity as a Member of the Company, (D) arm’s-length commercial transactions between the Company or its Subsidiaries, on the one hand, and a portfolio company of Advent International Corporation, on the other hand, in the ordinary course of business, the engagement by the Company or any Subsidiary, either directly or indirectly, in a transaction or series of related transactions with Advent Blocker or any Advent Blocker Affiliate or portfolio company of Advent International Corporation or any executive management employee of the Company or any Subsidiary, including ownership by Advent Blocker or an executive management employee or a member of any such individual’s family group of any supplier, contractor, subcontractor, customer or other entity with which the Company or any Subsidiary does business or seeks to do business (other than as a shareholder of less than two percent (2%) of a publicly traded class of securities), where either (A) such transaction or transactions are not on arm’s-length terms or (B) such transaction or transactions would require the Company or any Subsidiary to pay or incur obligations of more than $1,000,000;

(vi) a material change to the strategic direction of the Company and/or the Subsidiaries as compared to, (A) with respect to the period before the adoption of the Company’s initial Business Plan, the strategic direction of the Business as of the Effective Date and, (B) with respect to the period thereafter, the then-effective Business Plan or the last Business Plan approved by a Board Supermajority pursuant to this Section 4.1(h)(vi) to the extent that any changes since such time would, individually or in the aggregate when taken together with any elements of any Business Plan approved by the Board of Directors since such time, constitute a material change to the strategic direction of the Company and/or the Subsidiaries; provided that any material changes to the strategic direction of the Company and the Subsidiaries reflected in any Business Plan are approved by a Board Supermajority pursuant to this Section 4.1(h)(vi), in any case, including through the entry into, commencement of, expansion into, or engagement in, any business (through acquisition, investment or otherwise), or the cessation of any existing business (through divestiture or otherwise);

(vii) any loan or series of related loans by the Company or any Subsidiary (except in the ordinary course of business) in an amount exceeding $200,000,000;

(viii) the modification of the material terms and conditions, and any amendment, of the Management Phantom Equity Plan;

(ix) the effectuation of any Non-Qualified IPO before the third anniversary of the Effective Date;

(x) the modification of any of the terms and conditions of the Credit Facility;

(xi) the entry into, or amendment of, any contracts of the Company and/or any Subsidiary providing for capital expenditures expected to exceed $25,000,000 in the aggregate, other than immaterial amendments to the non-economic terms of such contracts;

(xii) the declaration, setting aside for payment of, or payment of, any Distribution by the Company to the Members other than Quarterly Distributions;

(xiii) any request for any additional capital contribution from FTB or FTPSP in its capacity as a Member;

(xiv) the issuance of New Securities constituting more than twenty percent (20%) of the total Units then held by all Members (excluding issuances under the Warrant and the Management Phantom Equity Plan); provided, however, that no Board Supermajority consent shall be necessary (x) at any time if the Company and/or the Subsidiaries is in a payment default or financial covenant default under the Credit Facility or the Notes, unless the Credit Facility or the Notes, as applicable, have been amended consistent with a waiver of such payment default or financial covenant default, or (y) at any time after June 30, 2012 if the Company’s LTM EBITDA is less than $335,000,000;

(xv) approval and submission to any applicable tax authority of any material tax returns and tax elections (other than a Section 754 election or an election to make Section 704(c) or “reverse Section 704(c)” allocations in the manner specified in this Agreement or an election to treat any new direct or indirect Subsidiaries acquired by the Company or any Subsidiary or organized by the Company or any Subsidiary as a partnership or disregarded entity for U.S. federal tax purposes), including any permitted determinations related to any Adjusted Capital Account Deficit or Gross Asset value, or matters in Sections 5.3(d)(iv), 5.3(f), 7.2(e) and 7.3; provided that the following review and deadlock resolution procedure shall apply with respect to the matters subject to this Section 4.1(h)(xv): The Class A Directors shall provide draft copies of any such material tax returns or material tax elections to the Class B Directors at least 30 days before the filing deadline and shall provide the Class B Directors with any information requested by the Class B Directors to review such tax returns or tax elections. The Class B Directors will notify the Class A Directors within 15 days of receipt of such draft tax return or tax election of their approval or disapproval of the draft tax return or tax election. If a Board Supermajority cannot agree on whether to make any such tax election, then the election shall not be made. If a Board Supermajority cannot agree on any other tax position in a material tax return or a material tax election where an election must be made, then, at the Company’s expense, any Big Four accounting firm agreed by a Board Supermajority shall determine whether the tax position proposed by the Class A Directors or the tax position proposed by the Class B Directors is more likely to prevail or, if such positions are equally likely to prevail, whether the tax election proposed by the Class A Directors or the tax election proposed by the Class B Directors is more neutral to the Members, and in each case such determination shall be binding for purposes of this Section 4.1(h)(xv);

(xvi) any change to the capitalization or organization of any Subsidiary or any change at any Subsidiary or any governance provisions of any Subsidiary that, in any case, would in any way have the effect of circumventing the provisions, including the protections afforded the Members in Section 4.1(h), of this Agreement, or materially and adversely affecting any Member that, together with its Affiliates, collectively holds fifteen percent (15%) or more of the Units in a manner differently or disproportionately than the other Members, including the amendment of the Opco LLC Agreement; it being understood that it is intended that no action may be effected at a Subsidiary that could not be effected at the Company under this Agreement;

(xvii) in each case, within the first year following the Effective Date, the appointment or removal of the CEO other than for Cause; and

(xviii) the exercise by Opco of the termination right set forth in Section 1.2(c) of the Master Lease Agreement, dated June 30, 2009, between FTB and Opco, or in Section 1.2(e) of the Master Sublease Agreement, dated June 30, 2009, between FTB and Opco (for the avoidance of doubt, this Section 4.1(h)(xviii) shall not apply with respect to Section 17.1 of each the Master Lease Agreement and Master Sublease Agreement), or any successor provisions thereof.

Notwithstanding the foregoing, following a Trigger Event, only the affirmative vote of a majority of the Directors present at a meeting shall be required with respect to the actions described in Sections 4.1(h)(i), (iii), (vii), (ix) and (xiv); provided that, for the sake of clarity, no New Securities shall be issued at a price below Fair Market Value at any time.

(i) Approval of Business Plan. The Company shall conduct its business affairs at all times in accordance with the Business Plan in effect from time to time. Not less frequently than once a year, the Board of Directors shall review, amend and update the Business Plan to account for any acquisitions, dispositions or other Board of Directors-approved actions that were not contemplated by the Business Plan at the time of its adoption, and, subject to

Section 4.1(h)(vi), the adoption of each Business Plan shall require the approval of a majority of the Board of Directors.

(j) Compensation. The Company will reimburse all Directors for reasonable out-of-pocket expenses (including travel expenses) actually incurred in connection with their service on the Board of Directors or any committee thereof, promptly upon written request. In the discretion of the Board of Directors, each Director (other than an employee of the Company or any Subsidiary, FTB, Advent Blocker or any of their respective Affiliates) may be paid such fees for such Director’s services as Director or as a member of any committee as the Board of Directors may determine from time to time.

(k) Committees.

(i) Authorization; Composition; Powers. The Board of Directors shall, by resolution adopted by a majority of the Directors then in office, designate such committees as the Board of Directors from time to time may determine, and each such committee shall consist of at least one (1) Class A Director and at least one (1) Class B Director as members (which Class A Director and Class B Director shall be designated by the Members holding a majority of the Class A Units then held by all Members and the Members holding a majority of the Class B Units then held by all Members, respectively, voting as a separate class; provided that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, FTB shall designate such Class B Director). Except as expressly limited by applicable Law, any such committee shall have and may exercise such powers and authority as the Board of Directors may determine and specify in the resolution designating such committee or any amendment thereto, but subject to the limitations in this Agreement, including Section 4.1(h), applicable to the Board of Directors.

(ii) Quorum; Actions at a Meeting.

(1) Provided that notice is given pursuant to Section 4.1(f)(iii) to or waived by all Directors who are members of the committee, the presence of at least one (1) Class A Director and at least one (1) Class B Director shall be required for any committee to have a quorum, except as otherwise provided in Sections 4.1(k)(ii)(3) and (4).

(2) The affirmative vote of a majority of the committee members present at a meeting shall be sufficient for effective committee action when a quorum is present.

(3) Notwithstanding Sections 4.1(k)(ii)(1) and (2), if it is determined after the calling of any committee meeting pursuant to the provisions of this Agreement that the Directors able to attend such meeting will not constitute a quorum (as set forth in Section 4.1(k)(ii)(1)), then such meeting shall be rescheduled for a date within ten (10) Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Committee Meeting”). If it is determined that the number of Directors able to attend such Rescheduled Committee Meeting will not constitute a quorum, for purposes of such Rescheduled Committee Meeting only, a quorum shall be considered present when a majority of the Directors that are members of such committee are in attendance; provided that no business may be considered at the Rescheduled Member Meeting that was not the subject of the notice of meeting delivered pursuant to Section 4.1(f)(iii) with respect to such meeting.

(4) Notwithstanding Sections 4.1(k)(ii)(1), following a Trigger Event, a quorum shall exist when a majority of the Directors that are members of such committee are in attendance; provided, that notice is given to or waived by all Directors pursuant to Section 4.1(f)(iii).

(iii) Attendance by Telephone. Members of a committee of the Board of Directors may participate in any meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

(iv) Action without Meeting. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all of the members of such committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of such committee.

SECTION 4.2 Meetings of the Members.

(a) Meetings.

(i) Regular Meetings. The Company may hold annual meetings to transact such business as the Members may determine; provided, that no action may be taken at any regular meeting of Members that would in any way have the effect of circumventing the provisions of this Agreement, including the protections afforded the Members in Section 4.1(h). The date of the annual meeting, if held, shall be determined by the Board of Directors.

(ii) Special Meetings. Special meetings may be called by a majority of the Board of Directors upon at least two (2) Business Days’ notice to the Members or by any Member upon at least five (5) Business Days’ notice given in accordance with Section 8.6 to the other Members; provided, that no action may be taken at any special meeting of Members that would in any way have the effect of circumventing the provisions of this Agreement, including the protections afforded the Members in Section 4.1(h).

(iii) Notice; Waiver. Written notice of each regular meeting of the Members setting the place, date and time of the meeting shall be given in accordance with Section 8.6, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Member. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(iv) Place of Meetings. All meetings of the Members shall be held at such time and place, within or without the State of Delaware as shall be designated by the Board of Directors or, if called by a Member, at the principal place of the Company and the Subsidiaries. In the absence of any such designation by the Board of Directors, each such meeting shall be held at the principal place of business of the Company and the Subsidiaries.

(v) Attendance by Telephone. Members may participate in any meeting of Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

(b) Quorum; Actions at a Meeting.

(i) Provided that notice is given pursuant to Section 4.2(a)(ii) or Section 4.2(a)(iii), as applicable, to or waived by all Members, a quorum shall be considered present when Members holding two-thirds (2/3) of the Units then held by all Members are in attendance, except as otherwise provided in Sections 4.2(b)(iii) and (iv).

(ii) Approval for any matter submitted to the Members for a vote shall require the affirmative vote or consent of the Members holding a majority of the Units then held by all Members, voting together as a single class, present at a meeting in which a quorum is present, except as otherwise expressly provided by this Agreement.

(iii) Notwithstanding Sections 4.2(b)(i) and (ii), if it is determined after the calling of any meeting of Members pursuant to the provisions of this Agreement that the number of Members able to attend such meeting will not constitute a quorum (as set forth in Section 4.2(b)(i)), then such meeting shall be rescheduled for a date within ten (10) Business Days after the date on which such meeting was initially proposed to be held (the “Rescheduled Member Meeting”). If it is determined that the number of Members able to attend such Rescheduled Member Meeting will not constitute a quorum, for purposes of such Rescheduled Meeting only, a quorum shall be considered present when Members holding a majority of the Units then held by all Members are in attendance; provided that no business may be considered at the Rescheduled Member Meeting that was not the subject of the notice of meeting delivered pursuant to Section 4.2(a) with respect to such meeting; and, provided, further, that no action may be taken at any Rescheduled Member Meeting that would in any way have the effect of circumventing the provisions of this Agreement, including the protections afforded the Members in Section 4.1(h).

(iv) Notwithstanding Section 4.2(b)(i), following the occurrence of a Trigger Event, a quorum shall be considered present when Members holding a majority of the Units then held by all Members are in attendance.

(c) Informal Action by Members. Any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by those Members that would be necessary to approve such action at a meeting of the Members at which a quorum was present. Notice of any such action shall be delivered to all Members as promptly as practicable.

(d) Approval or Ratification of Acts or Contracts. Any act or contract that shall be approved or be ratified by the Board of Directors in accordance with this Agreement shall be valid and binding upon the Company and upon all the Members (in their capacity as Members).

(e) Actions Requiring Member Approval. The prior written consent of the Members holding a majority of the Class A Units then held by all Members and the Members holding a majority of the Class B Units then held by all Members, each voting separately as a single class, shall be required for the following; provided that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, FTB’s (and only FTB’s) written consent in respect of the Class B Units will be required:

(i) any amendment to the Certificate;

(ii) any amendments to this Agreement; and

(iii) any increase in the number of Units issued or reserved for issuance under the Management Phantom Equity Plan in excess of eight percent (8%) of the fully-diluted Units held by all Members on the Effective Date (subject to equitable adjustments for Unit splits, dividend and combinations);

provided that, following the occurrence of a Trigger Event, any amendments to the Certificate or this Agreement shall only require the prior consent of the Members holding a majority of the Units, voting together as a single class. Notwithstanding anything to the contrary contained herein, if an amendment to the Certificate or this Agreement would materially and adversely affect any Member, then the consent of a majority of each group of Members affected in the same manner shall be required; provided that if the affected Members are Class B Members (as a Class) for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, then FTB’s (and only FTB’s) written consent in respect of the Class B Units will be required; provided, further, that any Members that are Affiliates of any Member who has proposed an amendment to the Certificate or this Agreement shall be deemed to be affected in the same manner by such amendment as the Affiliated Member proposing it (and not of any other group affected differently than the Member proposing the amendment); it being understood that the authorization and issuance of new junior interests or interests pari passu to the Class A Units and Class B Units at a price equal to or greater than Fair Market Value shall not, in and of itself, be considered material or adverse to any Member; it being further understood that any amendment to Section 4.1(h) shall be considered material and adverse.

SECTION 4.3 Chairperson. A majority of the Board of Directors shall designate a Director to serve as Chairperson of the Board of Directors (the “Chairperson”). For the avoidance of doubt, a Director serving as the Chairperson shall be entitled to vote with the Board of Directors on all matters, including the designation of a Chairperson. The Chairperson shall preside at all meetings of the Board of Directors. If the Chairperson is absent at any meeting of the Board of Directors, a majority of the Directors present shall designate another Directors to serve as interim Chairperson for that meeting. The Chairperson shall have no authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing. The initial Chairperson is noted on Exhibit A.

SECTION 4.4 Officers.

(a) Designation and Appointment. The Board of Directors may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s and the Subsidiaries’ business (subject to the supervision and control of the Board of Directors), including employees, agents and other Persons (any of whom may be a Member or Director) who may be designated as Officers of the Company or of one or more Subsidiaries, with titles as and to the extent authorized by the Board of Directors. Any number of offices may be held by the same Person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Board of Directors may, from time to time, delegate to them. The Board of Directors may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner provided in this Agreement.

(b) Resignation/Removal. Any Officer may resign his or her office at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board of Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Board of Directors; provided that the vote of the Members holding a majority of the Class B Units, voting as a separate class, shall be required to remove the CEO other than for Cause at any time before the first anniversary of the Effective Date; provided, further, that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, only FTB may vote in respect of the Class B Units. Designation of an Officer shall not of itself create any contractual or employment rights.

(c) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the Laws of the State of Delaware.

(d) Chief Executive Officer. The Board of Directors shall appoint a Chief Executive Officer of the Company and the Subsidiaries (the “CEO”). The CEO as of the Effective Date shall be as set forth on Exhibit A. The CEO (i) shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making officer and (ii) shall, subject to the powers of the Board of Directors and the limitations set forth in Section 4.1, have the power and authority to cause the Company to enter into and perform contracts and agreements in the ordinary course of business without action of the Board of

Directors. In the event that the CEO resigns or is removed for any reason, the Board of Directors will consult with FTB in good faith regarding the successor CEO.

(e) President. If at any time a president of the Company (the “President”) is appointed, the President shall, subject to the powers of the Board of Directors and the limitations set forth in Section 4.1 and, in the event that the President and the CEO are not the same person, the CEO, have responsibility for the general and active management of the business of the Company, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have such other powers and perform such other duties as may be prescribed by the Board of Directors and, in the event that the President and the CEO are not the same person, the CEO, subject to the limitations set forth in Section 4.1.

(f) Chief Financial Officer. The chief financial officer of the Company (the “Chief Financial Officer”) shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the CEO or the Board of Directors, subject to the limitations set forth in Section 4.1. For the sake of clarity, no separate vote of the Members holding Class B Units or the Class B Directors shall be required to hire the initial or any successor Chief Financial Officer.

(g) Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the Board of Directors may from time to time prescribe.

(h) Secretary.

(i) The secretary of the Company (the “Secretary”) shall attend all meetings of the Board of Directors, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees of the Board of Directors when required.

(ii) The Secretary shall keep all documents described in Article VII and such other documents as may be required under the Act. The Secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the CEO or the Board of Directors. The Secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

(iii) If the Board of Directors chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the Secretary, shall perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the CEO or the Board of Directors may from time to time prescribe.

SECTION 4.5 Management Matters. The Board of Directors shall take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the Laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company and the Subsidiaries in accordance with the provisions of this Agreement and applicable Laws and regulations. The Board of Directors shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company or any Subsidiary is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable Laws of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective Capital Accounts.

SECTION 4.6 Liability of Members.

(a) No Personal Liability. Except as otherwise required by applicable Law or as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or any Subsidiary or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or any Subsidiary or for any losses of the Company or any Subsidiary.

(b) Limited Liability of the Member. The liability of each Member, in its capacity as such, cannot exceed (i) the amount of its Capital Contributions, if any, (ii) its share of any assets and undistributed profits of the Company and (iii) the amount of any distributions wrongfully distributed to it to the extent set forth in the Act, except to the extent such Member (including through its nominated Directors) has breached this Agreement.

(c) Return of Distributions. In accordance with the Act and the Laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V of this Agreement shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property, except to the extent such Member has breached this Agreement. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any Director or other Member.

SECTION 4.7 Exculpation; Indemnification by the Company.

(a) Exculpation. To the fullest extent permitted by Law, no past, present or future Member or Affiliate of any of the foregoing, or Tax Matters Member or Director or any of their respective employees (each, in their capacity as such, a “Covered Person”), shall be liable to the Company or the Subsidiaries or any other Person who is bound by this Agreement for any or all losses, damages, claims, judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) actually incurred by reason of any act or omission performed or omitted by such Covered Person in Good Faith on behalf of the Company or the Subsidiaries and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person in accordance with this Agreement, except to the extent such Expenses are due to the gross negligence or willful misconduct of, or breach of this Agreement by, such Covered Person (each, a “Covered Claim”). The provisions of this Agreement, to the extent that they restrict, limit or eliminate the duties and liabilities of a Covered Person to the Company or any Subsidiary or the Members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities at law or in equity of such Covered Person, and each Member to the fullest extent permitted by applicable Law, hereby waives any right to make any claim, bring any action or seek any recovery based on such other duties or liabilities for breach thereof.

(b) Indemnification. Subject to the limitations and conditions provided in this Section 4.7, each Covered Person who was or is made a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative, with respect to a Covered Claim (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding (a “Covered Proceeding”), by reason of the fact that he, she or it, or a Person of which he, she or it is or was a Covered Person shall be indemnified by the Company or to the extent applicable a Subsidiary to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment) against all Expenses actually incurred by such Person in connection with such Covered Proceeding, and indemnification under this Section 4.7 shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Covered Person to indemnity under this Agreement. The indemnification provided in this Section 4.7 is recoverable only out of the assets of the Company and/or the Subsidiaries, and no Member, Director, Officer or employee of the Company or any Subsidiary has any personal liability, or obligation to make a capital contribution, on account thereof.

(c) Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and the Subsidiaries and upon such information, opinions, reports or statements presented to the Company or the Subsidiaries by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits or Net Losses of the Company and the Subsidiaries, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company and the Subsidiaries or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to the Members or creditors of the Company and the Subsidiaries might properly be paid.

(d) Advancement of Expenses. The Company shall advance reasonable expenses (including reasonable attorneys’ fees) incurred by or on behalf of a Covered Person who is a Director, Officer or member of the Steering Committee in connection with a Covered Proceeding (ignoring for purposes of this clause (d) the exception contained therein relating to gross negligence or willful misconduct of, or breach of this Agreement) within twenty (20) days after receipt by the Company from such Covered Person of a statement requesting such advances from to time; provided such statement provides reasonable documentary evidence of such expenses and provides a written undertaking by the Covered Person to repay any and all advanced expenses in the event such Covered Person is ultimately determined not to be entitled hereunder to indemnification by the Company.

(e) Indemnification Agreements and D&O Insurance. The Company may enter into agreements with Directors to provide for indemnification consistent with the terms and conditions set forth in this Section 4.7. The Company and the Subsidiaries will purchase and maintain director and officer liability insurance at appropriate levels of coverage as determined by the Board of Directors.

(f) Nature of Rights. The rights granted pursuant to this Section 4.7 shall be deemed contract rights, and no amendment, modification or repeal of this Section 4.7 shall have the effect of limiting or denying any such rights with respect to actions taken or Covered Proceedings arising prior to any amendment, modification or repeal.

(g) Third-Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, each of the Members and the Company acknowledges and agrees that the Covered Persons have relied on this Section 4.7 and are express third-party beneficiaries of Section 4.7 with the express right and ability to enforce the Company’s obligations under Section 4.7 directly against the Company to the full extent of such obligations. The Company and each Member shall not in any way hinder, compromise or delay the rights and ability of the Covered Persons to enforce any of the Company’s obligations under this Section 4.7 directly against the Company to the full extent of such obligations. Notwithstanding anything to the contrary in this Agreement, (a) this Section 4.7 may not be amended, modified, supplemented or waived in any manner, and (b) the other provisions of this Agreement may not be amended, modified, supplemented or waived in any manner that adversely affects any Covered Person’s rights to enforce any of the Company’s obligations under this Section 4.7 directly against the Company without the prior written consent of each of the Members, which consent may be withheld, conditioned or delayed for any reason in their sole discretion.

(h) Survival. This Section 4.7 shall survive any termination of this Agreement. It is expressly acknowledged that the indemnification provided in this Section 4.7 could involve indemnification for negligence or under theories of strict liability.

SECTION 4.8 Renunciation of Corporate Opportunities; No Expansion of Duties. The Company (on behalf of itself and each of the Subsidiaries), FTB and each of other Members hereby acknowledge and agree that:

(a) Advent Blocker, the Advent Blocker Stockholders and each of their respective Affiliates (other than any Person that is an Affiliate of such Member solely by virtue of such Member’s relationship with the Company), associated investment funds and portfolio companies (other than the Company) (each, an “Advent Group Member,” and collectively, the “Advent Group”) are in the business of making investments in, and have investments in, other Persons (“Other Investments”), including other businesses similar to, and that may compete with, the Company’s and the Subsidiaries’ businesses and, in connection with such Other Investments, may have interests in, participate with, aid, advise, and/or maintain seats on the board of directors (or comparable governing bodies) of, such Other Investments.

(b) In recognition that each Advent Group Member may have myriad duties to various investors and partners, and in anticipation that the Company and the Subsidiaries, on the one hand, and such Advent Group Member (whether through its Other Investments or otherwise), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the difficulties that may confront any Advent Group Member that desires and endeavors to satisfy fully the duties of such Advent Group Member, in determining the full scope of such duties in any particular situation, the provisions of this Section 4.8 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve any Advent Group Member.

(c) Each Advent Group Member shall have the right (whether through its Other Investments or otherwise), independent of such Advent Group Member’s investment in the Company or role as a Member or Director: (i) to engage or invest, directly or indirectly, in any business (including any business activities, relationships or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and the Subsidiaries, including any competitor); (ii) to do business, directly or indirectly, with any customer or supplier of the Company and the Subsidiaries; (iii) to take any other action that such Advent Group Member believes in good faith is necessary to or appropriate to fulfill its obligations as described in Section 4.8(b); (iv) develop opportunities for such Advent Group Member or such Other Investments or encounter business opportunities that the Company and the Subsidiaries may desire to pursue; (v) not to present potential transactions, matters or business opportunities to the Company or any of the Subsidiaries; (vi) to pursue, directly or indirectly, any opportunity for itself; and (vii) to direct any opportunity to another Person, except in any case, to the extent any such action (x) would breach any other provision of this Agreement or (y) would, or would be reasonably likely to, result in (as determined by the Company’s outside legal counsel, provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) a violation of applicable Law or (z) would, or would be reasonably likely to, result in the imposition of material and adverse obligations, limitations or conditions on the Company and/or the Subsidiaries.

(d) Each Advent Group Member shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates and the Company (on behalf of itself and each of its Affiliates and Members) hereby renounces and waives any interest or expectancy of the Company, any Affiliate and any Member in, or in being offered an opportunity to participate in, any and all business opportunities that are made available to such Advent Group Member and any right to require such Advent Group Member to act in a manner inconsistent with the provisions of this Section 4.8.

(e) No Advent Group Member shall be liable to the Company or any of its Affiliates or Members for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 4.8 or such Advent Group Member’s participation therein, except to the extent such actions or omissions are in breach of this Agreement.

(f) Subject to the non-compete set forth in Section 5.7(c) of the Master Investment Agreement and any agreement between FTB and/or any of its Affiliates and the Company and/or any Subsidiary (including such agreements entered into in connection with the Master Investment Agreement), each of FTB and its Affiliates (other than any Person that is an Affiliate of FTB solely by virtue of FTB’s relationship with the Company) (each, an “FTB Group Member”) shall have the right, independent of such FTB Group Member’s investment in the Company or role as a Member or Director: (i) to engage or invest, directly or indirectly, in any business (including any business activities, relationships or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and the Subsidiaries, including any competitor); (ii) to do business, directly or indirectly, with any customer or supplier of the Company and the Subsidiaries; (iii) to take any other action that such FTB Group Member believes in good faith is necessary to or appropriate to fulfill its obligations and duties to its investors; (iv) to develop opportunities for such FTB Group Member or encounter business opportunities that the Company and the Subsidiaries may desire to pursue; (v) not to present potential transactions, matters or business opportunities to the Company or any of the Subsidiaries; (vi) to pursue, directly or indirectly, any opportunity for itself; and (vii) to direct any opportunity to another Person, except in any case, to the extent any such action (x) would breach any other provision of this Agreement or (y) would, or would be reasonably likely to, result in (as determined by the Company’s outside legal counsel, provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) a violation of applicable Law or (z) would, or would be reasonably likely to, result in the imposition of material and adverse obligations, limitations or conditions on the Company and the Subsidiaries.

(g) Subject to any agreement between FTB or any of its Affiliates and the Company and the Subsidiaries entered into in connection with the Master Investment Agreement, each FTB Group Member shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates and the Company (on behalf of itself and each of its Affiliates and Members) hereby renounces and waives any interest or expectancy of the Company, any Affiliate and any Member in, or in being offered an opportunity to participate in, any and all business opportunities that are made available to such FTB Group Member and any right to require such FTB Group Member to act in a manner inconsistent with the provisions of this Section 4.8.

(h) No FTB Group Member shall be liable to the Company or any of its Affiliates or Members for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 4.8 or such FTB Group Member’s participation therein, except to the extent such actions or omissions are in breach of this

Agreement or any agreement between FTB or any of its Affiliates and the Company and the Subsidiaries entered into in connection with the Master Investment Agreement.

ARTICLE V - CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS

SECTION 5.1 Capital Account Creation. There shall be established for each Member on the books of the Company a Capital Account, which shall be increased or decreased in the manner set forth in this Agreement. The Members Capital Accounts as of the Effective Date are as set forth on Schedule I.

SECTION 5.2 Capital Account Negative Balance. A Member shall not have any obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.

SECTION 5.3 Allocations of Net Income and Net Loss.

(a) Timing and Amount of Allocations of Net Income and Net Loss. The rules set forth below in this Sections 5.3(b) and 5.3(c) shall apply for the purpose of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss of the Company for each fiscal year (or as of the end of such other period or periods as circumstances otherwise require or allow), determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each fiscal year, the Regulatory Allocations in Section 5.3(c) shall be made immediately prior to the general allocations of Section 5.3(b).

(b) General Allocations.

(i) Hypothetical Liquidation. The items of income, gain, loss and expense of the Company comprising Net Income or Net Loss for a fiscal year shall be allocated among the Persons who were Members during such fiscal year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such fiscal year to equal the excess (which may be negative) of:

(A) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the fiscal year, (x) all Company assets, including cash, were sold for cash in an amount equal to their Gross Asset Values, taking into account any adjustments thereto for such fiscal year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt in respect of such Member, to the Gross Asset Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.2(c)(ii), over

(B) the sum of (x) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (y) such Member’s share of Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g) and (z) such Member’s share of Member

Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704 2(i)(5), all computed as of the hypothetical sale described in Section 5.3(b)(i)(A) above.

For purposes of the foregoing hypothetical sale described in Section 5.3(b)(i)(A), all assets and liabilities of any entity that is wholly-owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.

(ii) Loss Limitation. Notwithstanding anything to the contrary in this Section 5.3(b), the amount of items of Company expense and loss allocated pursuant to this Section 5.3(b) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 5.3(b)(ii) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to their ownership of Units.

(c) Additional Allocation Provisions. (i) Notwithstanding Section 5.3(b):

(A) In the event that there is a net decrease during a fiscal year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article V, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2. It is intended that this Section 5.3(c)(i)(A) qualify and be construed as a “minimum gain chargeback” and a “chargeback of partner nonrecourse debt minimum gain” within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 5.3(c)(i)(A).

(B) If any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. It is intended that this Section 5.3(c)(i)(B) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 5.3(c)(i)(B).

(C) In the event that a Member has an Adjusted Capital Account Deficit, such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of income and gain of the Company for such fiscal year in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)) in the amount of such excess as quickly as possible; provided, however, that any allocation under this Section 5.3(c)(i)(C) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article V have been tentatively made as if this Section 5.3(c)(i)(C) were not in this Agreement.

(D) Any Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members pro rata in accordance with their Units. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member(s) that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(E) To the extent that an adjustment to the adjusted tax basis of any Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(F) The allocations set forth in Sections 5.3(c)(i)(A), (B), (C) (D) and (E) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.3(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(G) If any Member (I) is required to make an indemnity payment to the Company pursuant to Article VII of the Master Investment Agreement or (II) pays any amount which gives rise to an item of in the nature of expense or loss of the Company, the loss giving rise to the indemnity payment or the item attributable to the payment shall be allocated to such Member.

(ii) For any fiscal year during which a Member’s interest in the Company is assigned by such Member, the portion of the Net Income and Net Loss of the

Company that is allocable in respect of such Member’s interest shall be apportioned between the assignor and the assignee of such Member’s interest using any permissible method under Code Section 706 and the Regulations thereunder, as determined by the Board of Directors.

(d) Required Tax Allocations.

(i) Section 704(b) Allocations.

(A) Each item of income, gain, loss, or deduction for federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 5.3(c) (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 5.3(b) or Section 5.3(c) of this Agreement; provided, however, that such tax allocations shall be made, and, for purposes of such tax allocation, all references to fiscal years shall be construed, in accordance with the requirements of Section 706 of the Code.

(B) (I) If the Company recognizes Depreciation Recapture (as defined below) in respect of the sale of any Company asset,

(a) the portion of the gain on such sale which is allocated to a Member pursuant to Section 5.3(b) or Section 5.3(c) shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1; and

(b) if, for federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 5.3(d)(i)(B)(I)(a) shall be comprised of a proportionate share of both such types of gain.

(II) For purposes of this Section 5.3(d)(i)(B)(II) “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for federal income tax purposes (a) is treated as ordinary income under Section 1245 of the Code; (b) is treated as ordinary income under Section 1250 of the Code; or (c) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.

(ii) Section 704(c) Allocations. In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to subparagraph (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in accordance with the “traditional” allocation method described in Regulation § 1.704-3(b).

(iii) Tax Items Allocable to Particular Members. If the Company is required to recognize items of income, gain, deduction or loss for tax purposes that is attributable to a particular Member, such items shall be allocated to such Member.

(iv) Credits. All tax credits shall be allocated among the Members as determined by the Board of Directors in its sole and absolute discretion, consistent with applicable Law.

The tax allocations made pursuant to this Section 5.3(d) shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

(e) Withholding. Each Member hereby authorizes the Company to withhold and to pay over any taxes payable by the Company or any of its Affiliates as a result of the participation by such Member (or any Assignee of, or Successor in Interest to, such Member) in the Company. If and to the extent that the Company shall be required to withhold any taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding is required to be paid, including for purposes of Section 5.4(a), Section 5.4(c) or Section 6.2. To the extent that the aggregate of such deemed distributions to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at an interest rate of 5% compounded annually, which interest shall be treated as an item of Company income until discharged by such Member by repayment. The Company may, in the sole discretion of the Board of Directors, elect to satisfy such demand loan out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 5.3(e) shall be made at the maximum applicable statutory rate under applicable tax Law unless the Board of Directors receives documentation, satisfactory to the Board of Directors, to the effect that a lower rate is applicable, or that no withholding is applicable.

(f) Other Tax Matters.

(i) In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Section 5.3, the Board of Directors is hereby authorized to make new allocations in reliance on the Code and such Regulations, provided that if any such new allocation shall be proposed to be made in a manner that disproportionately adversely impacts any Member, such Member shall have the right to consent to such allocation (such consent not to be unreasonably withheld, conditioned or delayed). No such new allocation shall give rise to any claim or cause of action by any Member.

(ii) All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this

Agreement shall be determined by the Board of Directors in its sole and absolute discretion. Any determination made pursuant to this Section 5.3(f)(ii) by the Board of Directors shall be conclusive and binding on all Members.

(g) Allocation of Excess Nonrecourse Liabilities. For purposes of determining each Member’s share of excess nonrecourse liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be in proportion to their Units.

SECTION 5.4 Distributions. Subject to any restrictions in any indebtedness of the Company or the Subsidiaries, the Board of Directors shall cause the Company to distribute to the Members, pro rata according to the number of Units held by such Member, cash distributions equal to the amount necessary to satisfy the “Quarterly Estimated Tax Liability with respect to the Company’s Income” (the “Quarterly Distributions”).

(a) Amount of Distribution. The “Quarterly Estimated Tax Liability with respect to the Company’s Income” shall mean the quarterly estimated tax liability calculated using the annualized income installment method of Code § 6655(e)(2)(A) (installment calculations based on income annualized on a 3/3/6/9/ method, with a true-up of annual estimated taxes by March 15th of the following year based on income from a full fiscal year, and with any excess distributions previously made to the Members to be applied against the next distribution owed under this Section 5.4(a)) assuming that (i) the Company has a single Member, (ii) the items of income, gain, deduction, loss and credit (all as determined for federal income tax purposes and in accordance with Code Section 704(b), but without regard to any Code Section 704(c) gains or adjustments pursuant to any Code Section 754 election) in respect of the Company were the only such items entering into the computation of tax liability of such Member for the fiscal year in respect of which the Quarterly Distribution was made, and (iii) the taxable income of the Member determined in accordance with clause (ii) was subject to tax at the highest marginal effective rate of federal, state and local income tax applicable to a corporation resident and doing all of its business in New York City, taking account of any difference in rates applicable to particular items of income, and any allowable deductions in respect of such state and local taxes in computing such Member’s liability for federal income taxes. No account shall be taken of any items of deduction or credit attributable to an interest in the Company that may be carried back or carried forward from any other taxable year. The amount of hypothetical tax liability determined under clause (iii) in excess of Quarterly Distributions made previously with respect to such taxable year shall be distributed to the Members pro rata according to the number of Units held by each Member.

(b) Time for Making Quarterly Distributions. Quarterly Distributions shall be made on or before three (3) days before the end of the quarter to which the Quarterly Distribution relates (i.e., no later than April 12, June 12, September 12 and December 12), with an additional Distribution made if necessary, on or before March 1 each year to true-up estimated taxes based on the actual twelve (12) months of income for the preceding fiscal year.

(c) Other Distributions. The Board of Directors may cause the Company to make distributions other than the Quarterly Distributions at any time, in cash or in kind, as shall be determined by a Board Supermajority to the extent that such distributions are permissible under the Act, the Credit Facility, the Notes and/or any other indebtedness of the Company or the Subsidiaries (such distributions, together with the Quarterly Distributions, “Distributions”). All Distributions shall be made pro rata to each Member according to the number of Units held by each Member.

(d) Successors. For purposes of determining the amount of Distributions under this Section 5.4, each Member shall be treated as having received amounts received by its predecessors in respect of any of such Member’s Units.

ARTICLE VI -

WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS;

ADMISSION OF NEW MEMBERS

SECTION 6.1 Member Withdrawal. No Member shall have the power or right to withdraw, otherwise resign, or require the repayment of its Capital Contribution (if any) or the redemption of its Units, prior to the dissolution and winding up of the Company, except pursuant to a Transfer of Units permitted under this Agreement as provided in Section 6.3 or upon FTB’s failure to perform its obligations upon the exercise of the Put Right as provided in Section 6.3(f), as applicable. Notwithstanding anything to the contrary contained in the Act, in no event shall any Member be deemed to have withdrawn from the Company or ceased to be a Member upon the occurrence of any event, unless such Member, after the occurrence of any such event, indicates in a written instrument that such Member has so withdrawn; provided that no such written instrument shall be required in the event that FTB fails to perform its payment obligations pursuant to Section 6.3(f) upon exercise by the Advent Blocker Stockholders of the Put Right (for the sake of clarity, no withdrawal shall be deemed to be effective if FTB in good faith is disputing the right of Advent Blocker or the Advent Blocker Stockholders, as applicable, to exercise the Put Right in accordance with Section 6.3(f)).

SECTION 6.2 Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i) the written consent of the Members collectively holding seventy-five percent (75%) of the Units then held by all Members;

(ii) the termination of the legal existence or the membership in the Company of the last remaining Member (unless within ninety (90) days, (x) such Member’s personal representative or nominee agrees in writing to continue the Company and to be admitted as a Member, or (y) a Member is otherwise admitted in accordance with this Agreement, in each case, effective as of the occurrence of the event that terminated the continued membership of such Member);

(iii) any event that makes it unlawful for the entire or any material part of the business of the Company and its Subsidiaries to continue;

(iv) the consent of the Members collectively holding a majority of the Units then held by all Members following a sale of all or more than ninety percent (90%) (by value) of the assets of the Company and the Subsidiaries or, to the extent the non-consenting Members are not materially and adversely affected, a sale of substantially all the assets of the Company and the Subsidiaries; and

(v) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company and the Subsidiaries shall be wound up and liquidated by the Board of Directors or, in the event of the unavailability of the Board of Directors, such Member or other liquidating trustee as shall be named by the Board of Directors. In such event, the Board of Directors (or such Member or liquidating trustee, as applicable) shall have the full right and discretion to manage such process, including the power to prosecute and defend suits, collect debts, dispose of property, settle and close the business of the Company and the Subsidiaries, discharge the liabilities of the Company and the Subsidiaries, pay reasonable costs and expenses incurred in the winding up, distribute remaining assets to Members in accordance with this Agreement and execute and file a certificate of cancellation under the Act.

(c) Priority. Within one hundred twenty (120) calendar days after the effective date of dissolution of the Company, whether by expiration of its full term or otherwise, the assets of the Company shall be distributed in the following manner and order:

(i) first, to the satisfaction (whether by payment or the reasonable provision for payment) of the liabilities of the Company to creditors, in the order of priority established by the instruments creating or governing such obligations and to the extent otherwise permitted by Law, including to the establishment of reserves which the Board of Directors or other liquidating trustee as may be selected considers necessary for the reasonable provision for payment for (A) any known contingent, conditional or unmatured contractual claims against the Company, (B) any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party and (C) any claim that is not known to the Company or has not arising but that, based on the facts known to the Company, are likely to arise or to become known to the Company within ten (10) years after the date of dissolution, which reserves shall be held by the Board of Directors (or other liquidating trustee if applicable) for the purpose of disbursing such reserves in payment in respect of any of the aforementioned claims. At the expiration of such period as the Board of Directors (or other liquidating trustee, if applicable) shall deem advisable, any balance of any such reserves not required to discharge such liabilities or obligations shall be distributed as provided in Section 6.2(c)(ii); and

(ii) second, to the Members pro rata according to the number of Units held by each Member as of the effective date of such dissolution.

(d) No Recourse. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and shall have no recourse therefor, upon dissolution or otherwise, against any Director or Member, except to the extent otherwise provided in the Act or in this Agreement. No Member shall have any right to demand or receive property other than cash upon dissolution of the Company; provided that, for the sake of clarity, the Board of Directors shall have the right to cause the Company to make distributions of property other than cash upon dissolution of the Company.

(e) Cancellation of Certificate. On completion of the distribution of the Company assets as provided in this Agreement, the Company shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the Company, and the Company shall at such time be terminated.

SECTION 6.3 Transfer by Members.

(a) Transfers Generally.

(i) No Member may Transfer any Units (or any part of its Membership Interest), except as provided in this Section 6.3. No Member may Transfer any part of a Membership Interest that is not an Economic Interest other than pursuant to a Transfer of a Unit. No Member may Transfer any Units (or any part of its Membership Interest) before the earlier to occur of the third anniversary of the Effective Date and the consummation of the IPO without the prior written consent of the holders of a majority of each Class of Units, except in connection with a Change of Control approved by the Board of Directors or a Permitted Transfer; provided that for so long as FTB and its Affiliates collectively holds twenty percent (20%) or more of the Class B Units, FTB’s (and only FTB’s) prior written consent in respect of the Class B Units shall be required. Thereafter, any Member may Transfer any Units (or any part of its Membership Interest) so long as such Transfer is in compliance with this Section 6.3.

(ii) Any Member who Transfers any Units in accordance with this Section 6.3 shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units; provided that no Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its Units until the foreclosure of such pledge or security interest.

(iii) Any Person who acquires any Units in accordance with this Section 6.3 shall agree in writing to assume the responsibility of the transferring Member. In the event that such Person fails to do so entirely or fails to do so in a timely manner, such Person shall be deemed by its acceptance of the benefits of the acquisition of such Units to have agreed to be subject to, and bound by, all of the terms and conditions of this Agreement to which the predecessor in such Units was subject, and by which such predecessor was bound, and for all purposes shall be deemed to be a Member.

(iv) No Transfer shall be given effect unless the transferee delivers to the Company the representations set forth in Exhibit D, and no Member may Transfer any of such Member’s Units (including any Economic Interest therein) unless (A) the Board of Directors determines, in its reasonable discretion, that such Transfer or attempted Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704; it being understood that such determination shall be made promptly and in Good Faith or (B) the transferring Member delivers an opinion of counsel with a determination that such Transfer or attempted Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704 (provided such legal counsel is of national reputation and specializes in such matters of determination);

(v) Notwithstanding any provision of this Agreement to the contrary, no Transfer of Units may be made except in compliance with all federal, state and other applicable Laws, including federal and state securities Laws.

(vi) Any attempted Transfer of Units by any Member not in accordance with this Section 6.3 shall be ineffective, null and void ab initio.

(b) Permitted Transfers. A Transfer of Units by a Member to any of the following Persons shall constitute a “Permitted Transfer” and shall not be subject to the Rights of First Offer or the Tag-Along Rights or give rise to Take Along Rights (except as otherwise provided below):

(i) (A) any Person who is a direct or indirect wholly-owned subsidiary of such Member, (B) any Person who owns, directly or indirectly, one hundred percent (100%) of the equity interests of such Member prior to such Transfer and (C) any Person that is directly or indirectly wholly owned by a Person who owns, directly or indirectly, one hundred percent (100%) of the equity interests of such Member prior to such Transfer (any such Person in clauses (A), (B) or (C), a “Permitted Affiliate”), in each case, upon thirty (30) days’ prior written notice to the other Members; provided that, if at any time such transferee ceases to be a Permitted Affiliate of such Member, such transferee shall immediately (and, in any event, no later than three Business Days thereafter) Transfer its Units (in whole but not in part) to a Person that is a Permitted Affiliate of such Member or to such Member itself; except in any case, to the extent any such action (x) would breach any other provision of this Agreement or (y) would, or would be reasonably likely to, result in (as determined by the Company’s outside legal counsel, provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) a violation of applicable Law or (z) would, or would be reasonably likely to, result in the imposition of material and adverse obligations, limitations or conditions on the Company and/or the Subsidiaries, in which event, in any such case, a Transfer shall be deemed to have occurred with respect to the portion that cannot be Transferred, as to which Tag Along Rights shall then apply;

(ii) with respect to Advent Blocker, any Advent Blocker Stockholder, any Person that is a partner or member of any investment fund managed by Advent International Corporation and any Person controlling, controlled by, or under common control with, Advent Blocker (other than portfolio companies of Advent International Corporation) (each, an “Advent Blocker Affiliate”), except in any case, to the extent any such action (x) would breach any other provision of this Agreement or (y) would, or would be reasonably likely to, result in (as determined by the Company’s outside legal counsel, provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) a violation of applicable Law or (z) would, or would be reasonably likely to, result in the imposition of material and adverse obligations, limitations or conditions on the Company and/or the Subsidiaries; provided, however, that any such Transfers shall not be subject to the Rights of First Offer or the Tag-Along Rights (excluding Transfers to one of the Advent Blocker Stockholders on the Effective Date) only to the extent that such Transfers, when taken together with all previous Transfers under this Section 6.3(b)(ii), do not in the aggregate exceed twenty-five percent (25%) of the number of Units held by Advent Blocker as of the Effective Date; and provided, further, that if at any time such transferee ceases to be an Advent Blocker Affiliate, such transferee shall immediately (and, in any event, no later than three Business Days thereafter) Transfer its Units (in whole but not in part) to a Person that is an Advent Blocker Affiliate or to Advent Blocker;

(iii) any Person, in the event that, as a result of any change in applicable Law or the scope of business activities in which the Company and the Subsidiaries are engaged, ownership by such Member of such Member’s Units is no longer legally permissible, as determined reasonably and in good faith by such Member’s legal counsel (provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination); provided, however, (A) that to the extent such Member is given a time period during which to divest its Units, such Member shall use its reasonable best efforts to comply with the Rights of First Offer and the Members shall agree to shorter time periods for notice and response thereunder, as reasonably necessary, and (B) such Member uses its reasonable efforts to have the purchaser of its Units in a divestiture also purchase the Units of the other Members that would otherwise be entitled to participate in the Tag-Along Rights;

(iv) any Affiliate (other than a portfolio company of Advent International Corporation or any of its Affiliates) acquiring only an Economic Interest pursuant to a pledge, for so long as such transferee is an Affiliate;

(v) IPO Corp. pursuant to a transaction effected pursuant to Section 6.4; or

(vi) With respect to JPDN, (A) any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) Charles Drucker, his spouse, descendants (whether adopted or natural), parents or siblings, or (B) Charles Drucker, his spouse, descendants, (whether adopted or natural), parents or siblings.

(c) Rights of First Offer.

(i) If, at any time before the consummation of the IPO, any Member (a “Transferring Member”) desires to Transfer all or any part of its Units (the “Offered Units”), then such Transferring Member shall submit and deliver a written notice, which notice shall disclose the number of Offered Units proposed to be Transferred (the “ROFO Notice”), to all Members that hold five percent (5%) or more of the Units then held by all Members other than the Transferring Member and any of its Affiliates (the “ROFO Offerees”); it being understood that such Transferring Member shall include in the ROFO Notice the material terms of any offer that it has received or is contemplating with respect to the Offered Units.

(ii) Each ROFO Offeree shall have the right to provide to the Transferring Member, within twenty (20) days of the date of the ROFO Notice (the “ROFO Offer Period”), an irrevocable offer to acquire such ROFO Offeree’s Pro Rata Portion (but not less than all of its Pro Rata Portion) of the Offered Units and such additional Units as such ROFO Offeree may offer to purchase in the event that other ROFO Offerees do not make an irrevocable offer to acquire such other ROFO Offeree’s Pro Rata Portion of the Offered Units, upon the price, terms and conditions on which such ROFO Offeree is willing to purchase such Offered Units (each, a “Proposed Offer”); provided that, in the event the Transferring Member is Transferring the Units indirectly, the ROFO Offeree shall have the right to offer to purchase the Offered Units and not any equity interest in any other entity (other than Advent Blocker, which shall have the right to Transfer Advent Blocker Stock so long as Advent Blocker has no Specified Liabilities at the time of the closing of such transaction), and so long as in connection with such Transfer, the governance of Advent Blocker or the Company is restructured so that the ROFO Offeree has all such rights, taking into account its ownership interest in the Company, as it would have had, had it received the Offered Units directly in such Transfer).

(iii) If the Transferring Member, in its sole discretion, elects to accept any Proposed Offer, then the Transferring Member shall communicate in writing its irrevocable acceptance, conditional on Section 6.3(c)(iv) (a “ROFO Acceptance”), to the Company and the ROFO Offeree that submitted such Proposed Offer (the “Participating ROFO Offeree”), indicating the number of Units in excess of such ROFO Offeree’s Pro Roto Portion that is part of the ROFO Acceptance, which Acceptance shall be delivered within ten (10) days of the date of the ROFO Notice (the “ROFO Acceptance Period”).

(iv) Subject to the Tag-Along Rights, after termination of the ROFO Acceptance Period, the Transferring Member may, during a period of one hundred twenty (120) days following the ROFO Acceptance Period, Transfer the Offered Units, at and upon the price and other terms and conditions that are at least as favorable to the Transferring Member as those set forth in the Proposed Offer which the Transferring Member conditionally accepted or, if no Proposed Offers were accepted, the most favorable Proposed Offer that the Transferring Member rejected (such Transfer, a “Permitted ROFO Transfer”). In the event that the Transferring Member has not consummated a Permitted ROFO Transfer, or has not entered into a definitive agreement regarding a Permitted ROFO Transfer, within such one hundred twenty (120) day period, the Transferring Member shall not thereafter Transfer any Units (including such Offered

Units), whether pursuant to a Proposed Offer or otherwise, without first providing a new ROFO Notice to the ROFO Offerees in the manner provided above, and such proposed Transfer shall again be subject to the requirements of this Section 6.3(c).

(v) Notwithstanding anything to the contrary in this Agreement, this Section 6.3(c) shall not apply to a Permitted Transfer.

(d) Tag-Along Rights.

(i) Tag-Along Notice. Prior to the consummation of the IPO, if the Transferring Member proposes to Transfer to a third party or parties (including, for the sake of clarity, any Participating ROFO Offeree) (collectively, the “Tag-Along Purchasers”) by a transaction or a series of related transactions, Units representing ten percent (10%) or more of the Units then held by all Members, then such Transferring Member shall provide to all Members that hold five percent (5%) or more of the Units then held by all Members other than the Transferring Member and any of its Affiliates (each, a “Tag-Along Offeree”) a notice disclosing the identity of the Tag-Along Purchasers, the number of Units proposed to be Transferred (the “Tag-Along Units”), the total number of Units owned by the Transferring Member, the price and other terms and conditions of such proposed Transfer (a “Tag-Along Notice”) within the earlier of five (5) days following the execution of the agreement with respect to the proposed Transfer and fifteen (15) days prior to consummation of the proposed Transfer.

(ii) Each Tag-Along Offeree shall have the right to elect to exercise its tag-along rights pursuant to this Section 6.3(d) (the “Tag-Along Rights”) by providing written notice to such Transferring Member no later than ten (10) days after the date of the Tag-Along Notice.

(iii) If any Tag-Along Offeree exercises its Tag-Along Right (a “Participating Tag-Along Offeree”), such Tag-Along Offeree shall have the right to Transfer to the Tag-Along Purchasers, as a condition to such proposed Transfer by the Transferring Member, a Pro Rata Portion of such Tag-Along Offeree’s Units, upon the same price, terms and conditions as those of the proposed Transfer; provided that if such Transfer would be impermissible under applicable Law or adversely affect the Company’s and the Subsidiaries’ business in the Good Faith determination of the Board of Directors, then the Transferring Member shall allocate to the Transferring Member and the Participating Tag-Along Members their respective Pro Rata Portions of the maximum number of Units that would be permitted to be Transferred under applicable Law and would not adversely affect the Company’s and the Subsidiaries’ business in the Good Faith determination of the Board of Directors.

(iv) The Transferring Member and each Participating Tag-Along Offeree shall sell to the Tag-Along Purchasers all, or at the option of the Tag-Along Purchasers as provided in Section 6.3(d)(vi), any part of the Units proposed to be sold by the Participating Tag-Along Offerees at not less than the price and upon other terms and conditions, if any, not more favorable to the Tag-Along Purchasers than those in the Tag-Along Notice.

(v) If no Member elects to exercise its Tag-Along Rights, the Transferring Member may Transfer the Units to the Tag-Along Purchaser within ninety (90) days. Any remaining Units not sold within such ninety (90) day period shall again be subject to the requirements of this Section 6.3(d).

(vi) The Transferring Member shall use all reasonable efforts to cause the Tag-Along Purchaser to agree to acquire all Units identified by the Participating Tag-Along Offerees upon the same terms and conditions as applicable to the Transferring Member, as provided in this Agreement. If the Tag-Along Purchaser is unwilling or unable to acquire all Units proposed to be included in such sale upon such terms, then the Transferring Member may elect either to: (i) cancel such proposed sale or (ii) allocate to the Transferring Member and the Participating Tag-Along Members their respective Pro Rata Portions of the maximum number of Units that the Tag-Along Purchaser is willing to purchase.

(vii) Notwithstanding anything to the contrary in this Agreement, this Section 6.3(d) shall not apply to a Permitted Transfer.

(e) Take Along Rights.

(i) If, at any time before the consummation of the IPO, any Member holding a majority of the Units then held by all Members (the “Initiating Member”) desires to effect a Transfer to a Person that is not a Permitted Affiliate of such Initiating Member (and, in the case of Advent Blocker, is not an Advent Group Member) constituting a Change of Control (the “Take Along Sale”), then the Initiating Member may elect to exercise its take along rights pursuant to this Section 6.3(e) (the “Take Along Rights”) by providing written notice to all Members other than the Initiating Member (each, a “Take Along Member,” and collectively, the “Take Along Members”). In order to exercise the Take Along Rights, the Initiating Member must give written notice to the Take Along Members disclosing the identity of the proposed transferee(s), the Person or Persons, if any, that control the proposed transferee(s), the number and classes of Units proposed to be Transferred and the terms and conditions, including price, of the proposed Transfer (the “Take Along Notice”) within the earlier of five (5) days following the execution of the agreement with respect to the proposed Transfer and ten (10) days prior to the proposed date upon which the contemplated Change of Control is to be effected.

(ii) If the Initiating Member exercises its Take Along Right, except to the extent contrary to applicable Law, each Take Along Member shall, consent and raise no objections to such Change of Control and shall take all actions reasonably necessary or desirable to consummate such Change of Control, including by (A) Transferring to the proposed transferee(s) its Pro Rata Portion of its Units, (B) delivering such Units at the closing, free and clear of all claims, liens and encumbrances, (C) if Member approval of the transaction is required, voting its Units in favor thereof, (D) approving, executing and delivering any and all documents, certificates and instruments, necessary to the Transfer of such Take Along Member’s Units pursuant to this Section 6.3(e), (E) and, if required by the Initiating Member, make the same representations, warranties, covenants and indemnities and agreements as the Initiating Member made in connection with such Change of Control; provided that, (1) any indemnity is several and not joint and a Take Along Member’s indemnity exposure with respect to any representations subject to a cap on indemnity shall not exceed 25% of such Take Along Member’s pro rata share of the proceeds from the Take Along Sale; and (2) the Initiating Member shall consult with any Member owning more than 25% of the outstanding Units of the Company regarding the representations being given to the acquirer in a Take-Along Sale, (F) waive any and all dissenters’ rights, appraisal rights or similar rights in connection with the related transaction that such Member might otherwise have, and (G) permit any escrow of proceeds of any such Change of Control to be withheld on a pro rata basis among all Members participating in such Change of Control. Each Member hereby grants to each of the Directors, each acting singly, an irrevocable proxy, coupled with an interest, to vote all Units owned by such Member or over which such Member has voting control, and to take such other actions to the extent necessary to carry out the provisions of this Section 6.3(e), in the event of any breach by such Member of its obligations under this Section 6.3(e).

(iii) The Transfer of Units by the Take Along Members pursuant to this Section 6.3(e) shall be at the same price and on the same terms and conditions as the Initiating Member shall be Transferring its Units in such transaction or series of related transactions, except that the Take Along Members shall each bear their ratable share (based on the number of Units sold) of the liabilities and expenses incurred in connection with such Change of Control, but only to the extent that such liabilities and expenses are incurred for the benefit of the Initiating Member and all Take-Along Members and are not otherwise paid by the Company or by an entity acquiring the Company or its assets, and liabilities and expenses incurred by any Members on its own behalf, including indemnities, shall not be considered liabilities and expenses incurred in connection with such Change of Control; it being understood that the price per Unit shall take into account all benefits (other than the benefits derived pursuant to Section 6.3(e)(v)) being obtained by Advent Blocker or any of its Affiliates or other Advent Group Member in connection with, or as a consequence of, such Change of Control.

(iv) The Take Along Right shall not apply to any Change of Control that would require Board Supermajority consent, unless such consent has been obtained. For the sake of clarity, the Right of First Offer and the Tag-Along Rights shall not apply with respect to any Transfer made in connection with the exercise of the Take Along Right, but the Right of First Offer shall apply in connection with any Transfer prior to any Member exercising its Take Along Right.

(v) In any Change of Control, the Advent Blocker Stockholders shall have the right to sell their indirect stake in the Company by selling the Advent Blocker Stock at the same price as the Units, without discount; provided that such right shall be exercisable only if Advent Blocker’s only assets are the Units and the rights under this Agreement and the Registration Rights Agreement and if Advent Blocker has no Specified Liabilities at the time such Change of Control is consummated.

(vi) If upon the date ninety (90) days following the date of a particular Take Along Notice (subject to extension for an additional sixty (60) days in the event of an extended regulatory review), the Initiating Member has not consummated the Take Along Sale, then each of the Take Along Members shall be released from their obligations under such Take Along Notice, such Take Along Notice shall be null and void, and it shall be necessary for another Take Along Notice to be furnished, and the terms and provisions of this Section 6.3(e) to be complied with, in order to consummate a Take Along Sale pursuant to this Section 6.3(e).

(f) Advent Blocker Put Rights.

(i) Put Rights. If a Put Event occurs at any time prior to the IPO, then within thirty (30) days of such Put Event, Advent Blocker (or the Advent Blocker Stockholders, at Advent’s Blocker’s sole option) will have the right, exercisable by written notice to FTB, to put, and FTB will have the obligation to purchase, all but not less than all of the Class A Units held by Advent Blocker (or, in the case of an exercise by the Advent Blocker Stockholders, Advent Blocker Stock) (the “Put Units”) within sixty (60) days thereafter (subject to extension for an additional sixty (60) days in the event of an extended regulatory review) at the greater of (A) (I) the number of Put Units, multiplied by (II) an amount per Class A Unit that reflects a twenty-five percent (25%) internal rate of return on Advent Blocker’s original per Unit purchase price for its Class A Units, measured as of immediately following the Put Event, taking into account the net present value of all Distributions with respect to the Put Units (other than the net present value of all Quarterly Distributions, computed as if such Quarterly Distributions took into account (with respect to Advent Blocker) Advent Blocker’s deductions and/or reduced gains attributable to Code Section 743 adjustments) made prior to the consummation of the Transfer pursuant to the Put Right and the timing of such Distributions, and (B) (x) (I) the number of Put Units, multiplied by (II) 1.5x of Advent Blocker’s original per Unit purchase price for its Class A Units (less any Distributions with respect to the Put Units, other than Quarterly Distributions, computed as if such Quarterly Distributions took into account (with respect to Advent Blocker) Advent Blocker’s deductions and/or reduced gains attributable to Code Section 743 adjustments, made prior to the consummation of the Transfer pursuant to the Put Right), plus (y) $30,000,000(the “Put Right”). Advent Blocker (or, in the case of an exercise of the Put Rights by the Advent Blocker Stockholders, the Advent Blocker Stockholders) shall be wholly responsible for any taxes associated with the exercise of the Put Right. In the event the Put Right is exercised by Advent Blocker (or the Advent Blocker Stockholders) but payment is not made by FTB within sixty (60) days following the date on which the Put Right is exercised (subject to extension for an additional sixty (60) days in the event of an extended regulatory review), then, in addition to all other remedies available to Advent Blocker (or the Advent Blocker Stockholders) at law or equity, all of FTB’s and FTPSP’s Class B Units shall be forfeited without the payment of any consideration therefor, and each of FTB and FTPSP shall automatically be withdrawn from the Company and shall cease to be a Member (without the requirement of any notice of any of the foregoing), unless, in any case, FTB in good faith is disputing the right of Advent Blocker (or the Advent Blocker Stockholders, as applicable) to exercise the Put Right, in which event no such forfeiture and withdrawal shall become effective if the dispute is settled in a manner such that Advent Blocker (or the Advent Blocker Stockholders, as applicable) did not have the right to exercise its Put Rights, and the forfeiture and withdrawal shall become effective if the dispute is settled in a manner such that Advent Blocker (or the Advent Blocker Stockholders, as applicable) did have the right to exercise its Put Rights.

(ii) The Put Right shall only be exercisable by the Advent Blocker Stockholders if Advent Blocker’s only assets are Units and the rights under this Agreement and the Registration Rights Agreement and if Advent Blocker has no Specified Liabilities at the time of the consummation of the Transfer pursuant to the Put Right.

SECTION 6.4 Transfers and Other Actions in Connection with Public Offering or Recapitalization. If the Board of Directors has approved the IPO and deems it necessary or advisable in connection with such IPO to (i) convert the Company to, or merge the Company into, a corporation, (ii) transfer the operating business of the Company and/or its Subsidiaries that alone or together represent all or substantially all of the Company’s consolidated business at that time to a corporation (the “IPO Corp.”), (iii) cause the outstanding equity securities of the Company and/or its Subsidiaries that alone or together represent all or substantially all of the Company’s consolidated business at that time to be transferred to the IPO Corp. or (iv) effect a transaction having a similar effect as any of clauses (i), (ii) or (iii), then in any such case, all Members shall take any and all reasonable actions requested by the Board of Directors (including causing the outstanding equity securities of the Company to be exchanged or contributed (through merger or otherwise) to such IPO Corp. and/or causing the Company to contribute the operating business to such IPO Corp.) as may be necessary or advisable to give effect to such transaction; provided, that immediately prior to such transaction, the IPO Corp. shall have no liabilities, debts, commitments or obligations of any kind whatsoever, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability); provided, further, that none of the foregoing actions shall be taken if such resulting structure would adversely affect any Member, it being acknowledged and agreed that the following will not be considered to “adversely affect” a Member for purposes hereof: (x) any “adverse” tax effects inherent in using a corporate form as opposed to partnership form (for tax purposes), and (y) the fact that such exchange may not be on a Tax-Free Basis to a Member (provided, in such case, Advent Blocker takes the commercially reasonable efforts described below). In connection with the foregoing, at the request of any Member, reasonable efforts shall be made to allow such Member to convert its Company interests into an interest in IPO Corp. on a tax-free basis (excepting any tax attributable to any deemed distribution to the Seller pursuant to Section 752) (“Tax-Free Basis”), and if the IPO restructuring is not effected on a Tax-Free Basis with respect to any Member, then unless such actions will adversely affect the IPO price or terms, Advent Blocker shall use its commercially reasonable efforts to have IPO Corp. enter into a “tax receivable agreement” or otherwise compensate the Company or the Members for tax attributes or benefits provided to IPO Corp. (other than tax attributes or benefits attributable to any deemed distribution to FTB pursuant to Section 752) (e.g., tax benefits received by IPO Corp. upon the taxable exchange of Company interests by such Members for IPO Corp. shares), and any such agreements or compensation shall be issued to the Members who provided such tax attributes or benefits in accordance with the amount of tax attributes or benefits provided by each such Member. Upon the consummation of such transaction, the Members shall enter into a securityholders, registration rights or similar agreement with such IPO Corp. in form and substance determined in good faith by the Board of Directors to provide the Members the relative rights and restrictions set forth in this Agreement, to the extent not provided in the Registration Rights Agreement, as applicable. For the avoidance of doubt, the consummation of the transactions contemplated in this Section 6.4 will not constitute a Change of Control. The securities of IPO Corp. (or any other securities in connection with an IPO) received by each Member under this Section 6.4 or otherwise shall be of like kind and have a Fair Market Value at least equal to the Fair Market Value of the Units replaced thereby, calculated as if the Company were being liquidated in a hypothetical liquidation.

SECTION 6.5 Admission or Substitution of New Members.

(a) Admission. The Board of Directors shall have the right, subject to the provisions of Section 6.3, to admit as a Substitute Member or an Additional Member, any Person who acquires Units from a Member or from the Company, respectively; it being understood that no approval of the Board of Directors shall be required to admit a Person as a Substitute Member if such Person acquires Units in compliance with all of the provisions of this Agreement. Concurrently with the admission of a Substitute Member or an Additional Member, the Board of Directors shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the Transferring Member, or the admission of an Additional Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member or the Additional Member.

(b) Conditions. Subject to Section 6.3(a)(iii), the admission of any Person as a Substitute Member or Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, by execution and delivery of a counterpart signature page to this Agreement.

(c) Assignees. Any Assignee that does not become admitted as a Member shall have no rights (other than those rights pertaining solely to such Assignee’s Economic Interest), but all of the obligations (other than those pertaining to voting), of a Member under this Agreement.

ARTICLE VII -

REPORTS TO MEMBERS; TAX MATTERS

SECTION 7.1 Books of Account. Appropriate books of account shall be kept by the Company and the Subsidiaries, in accordance with the generally accepted accounting principles of the United States (“GAAP”), at the principal place of business of the Company, and each Member shall have access to all books, records and accounts of the Company and the Subsidiaries and the right to make copies thereof for any purpose reasonably related to the Member’s interest as a member of the Company, in each case, under such conditions and restrictions as the Board of Directors may reasonably prescribe.

SECTION 7.2 Reports. All reference to Members in this Section 7.2 refer to only those Members holding at least one percent (1%) of the Units then held by all Members.

(a) Monthly Financial Reports. As promptly as practicable, but in no event later than thirty (30) days after the end of each month, the Board of Directors shall cause to be prepared and delivered to each Member unaudited monthly consolidated financial statements of the Company and the Subsidiaries for the immediately preceding month.

(b) Quarterly Financial Reports. As promptly as practicable, but in no event later than forty-five (45) days after the end of the first three (3) fiscal quarters and sixty (60) days after the end of the fourth fiscal quarter, as the case may be, of each fiscal year, the Board of Directors shall cause to be prepared and delivered to each Member unaudited quarterly consolidated financial statements of the Company and the Subsidiaries for the immediately preceding quarter, prepared in accordance with GAAP (provided, however, that for the first year following the Effective Date, such statements will not be required to be prepared in accordance with GAAP).

(c) Quarterly Tax Reports. As promptly as possible, but in no event later than three (3) days prior to the estimated tax due date of each fiscal quarter (i.e. no later than April 12, June 12, September 12 and December 12) the Board of Directors shall cause to be prepared and delivered to each Member a statement of the Quarterly Estimated Tax Liability with respect to the Company’s Income calculated pursuant to Section 5.4(a).

(d) Annual Financial Reports. As promptly as practicable after the close of each fiscal year of the Company, but in no event later than ninety (90) days after the end of each fiscal year, the Board of Directors shall cause an examination of the financial statements of the Company and the Subsidiaries as of the end of each such fiscal year to be made in accordance with GAAP, as in effect on the date thereof, by a firm of certified public accountants selected by the Board of Directors in accordance with Sections 7.4 and 4.1(h)(iv). Within ninety (90) days after the close of each fiscal year, a copy of the financial statements of the Company and the Subsidiaries, including the report of such certified public accountants, shall be furnished to each Member and shall include, as of the end of such fiscal year:

(i) a statement prepared by the Company setting forth the balance of each Member’s Capital Account and the amount of that Member’s allocable share of the Company’s items of Net Income or Net Loss and deduction, capital gain and loss or credit for such year; and

(ii) a balance sheet, a statement of income and expense and a statement of changes in cash flows of the Company and the Subsidiaries for that fiscal year.

(e) Schedules K-1. Within sixty (60) days after the close of each taxable year, the Board of Directors shall cause to be provided to each Member an estimate of taxable income for such taxable year. Within one hundred twenty (120) days after the close of each taxable year, the Board of Directors shall cause to be provided any completed IRS Schedule K-1 and such other financial, tax or other information as reasonably requested by a Member at such times as may be required to comply with any applicable public disclosure, external financial reporting, federal, state or local tax filings or any other legal requirements to which such Member is subject.

(f) Members’ Tax Filings. To the extent permitted by the Code, each Member agrees to file all tax returns consistently with the treatment of the Company as a partnership with respect to the determination of the taxable income of the Company.

(g) Determinations. All determinations, valuations and other matters of judgment required to be made for non-tax accounting purposes under this Agreement shall be made in Good Faith by the Board of Directors.

SECTION 7.3 Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless otherwise determined by the Board of Directors in accordance with Section 706 of the Code.

SECTION 7.4 Independent Auditor. Subject to Section 4.1(h)(iv), the initial independent auditor of the Company shall be Deloitte & Touche LLP.

SECTION 7.5 Certain Tax Matters.

(a) Certain Tax Elections.

(1) Partnership Treatment. The Company shall not file any election pursuant to Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership. The Company shall not elect, pursuant to Section 761(a) of the Code, to be excluded from the provisions of subchapter K of the Code. If requested by the Board of Directors, each Member agrees to provide the Company with such assistance as would be required (including signing any election forms) to cause any new direct or indirect Subsidiaries acquired by the Company or any Subsidiary or organized by the Company or any Subsidiary to elect to be treated as a partnership or disregarded entity for U.S. federal tax purposes, such election to be effective on or before the date such new Subsidiary is acquired or organized.

(2) Elections by the Company. Except as provided in Section 7.5(a)(1), relating to the tax classification of the Company, and Section 7.5(a)(5) relating to Section 754 elections, the Board of Directors may make, but shall not be obligated to make, any tax election provided under the Code, or any provision of state, local or foreign tax Law. All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Directors. Any determination made pursuant to this Section 7.5(a)(2) by the Board of Directors shall be conclusive and binding on all Members.

(3) Elections by Members. Without the consent of the Board of Directors, no Member shall make the election provided by Section 732(d) of the Code, relating to the basis of property distributed by a Company to certain Members. In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, or adjust the basis of Company property, in any case that would not be required in the absence of such election made by such Member, the Board of Directors may, as a condition to furnishing such information, or filing such return or report, or making such basis adjustment, require such member to pay to the Company any incremental expenses incurred in connection therewith.

(4) Member Obligations. Promptly upon request, each Member shall provide the Board of Directors with any information related to such Member necessary to allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company.

(5) Section 754 Elections. Advent Blocker shall have the right and authority, in its sole discretion, to cause the Company to make a Section 754 election for any taxable year or years of the Company in which, or commencing immediately after the date, the Closing occurs. If Advent Blocker causes the Company to elect under Section 754 of the Code to adjust the basis of Company property under Section 734(b) and Section 743(b) of the Code, then:

(I) the Board of Directors shall make such adjustments to the definition of Gross Asset Value and Net Income and Net Loss, and to the Regulatory Allocations required by Section 5.3(c) as are necessary to carry out the provisions of Regulations Section 1.704-1(b)(2)(iv)(m)(2) and 1.704-1(b)(2)(iv)(m)(4); and

(II) a Member who acquires any Units shall furnish to the Board of Directors such information as the Board of Directors shall reasonably require to enable it to compute the adjustments required by Section 755 of the Code and the Regulations thereunder.

(b) Preparation of Returns. The Board of Directors shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. Except to the extent otherwise expressly provided in this Agreement, the Board of Directors shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax Laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.

(c) Tax Matters Member.

(1) Designation and Powers. Advent Blocker is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Member”) until such time as Advent Blocker or its Affiliates are no longer the sole Class A Member, after which time the Members shall determine the Tax Matters Member pursuant to the voting provisions in Section 4.2. The Tax Matters Member shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Regulations. The Tax Matters Member shall take such action as may be reasonably necessary to cause each other eligible Member to become a “notice partner” within the meaning of Code Section 6231(a)(8). To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Member (i) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (ii) shall keep the Members informed of all administrative and judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. Notwithstanding anything in this Agreement to the contrary, the Tax Matters Member, in its capacity as such, shall not, without the prior approval of the Members holding a majority of the Class B Units (provided that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, FTB’s (and only FTB’s) prior approval is required), such approval not to be unreasonably withheld, conditioned or delayed, (i) extend the statute of limitations for the assessment of any Tax, (ii) file a petition for judicial review of a “final partnership administrative adjustment” within the meaning of Section 6226(a) of the Code, (iii) file a tax claim, on behalf of the Company, in any court, (iv) submit any request for administrative adjustment on behalf of the Company, or (v) bind the Members to any tax settlement. The Tax Matters Member shall notify the other Members within twenty (20) Business Days after it receives notice from the IRS (or any state and local tax authority), of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Company tax items.

(2) State and Local Tax Law. If any state or local tax Law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity. In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent allowed by Law.

(3) Expenses of the Tax Matters Member. All reasonable out-of-pocket expenses incurred by the Tax Matters Member in its capacity as such shall be borne by the Company as an ordinary expense of its business. Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

(4) Inconsistent Return Positions. No Member shall file a notice with the IRS under Section 6222(b) of the Code in connection with such Member’s intention to treat an item on such Member’s federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s federal income tax return, unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Board of Directors with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Board of Directors shall reasonably request.

(5) Election into TEFRA. In the event that the Company is not subject to the consolidated audit rules of Sections 6221 through 6234 of the Code during any fiscal year, each Person who was a Member at any time during such fiscal year hereby agrees to sign an election pursuant to Section 6231(a)(1)(B)(ii) of the Code and Regulations Section 301.6231(a)(1) 1(b)(2) to be filed with the Company’s federal income tax return for such fiscal year to have such consolidated audit rules apply to the Company.

ARTICLE VIII -

MISCELLANEOUS

SECTION 8.1 Exhibits. Without in any way limiting the provisions of Section 7.2, a Director may from time to time execute on behalf of the Company and deliver to the Members exhibits which set forth the then-current Capital Account balances of each Member and any other matters deemed appropriate by the Board of Directors or required by applicable Law. Such exhibits shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

SECTION 8.2 Governing Law; Severability; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate, this Agreement shall control; in the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act, the applicable provision of the Act shall control. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable to any extent, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, and such invalidity or unenforceability shall not affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the United States District Court for the District of Delaware or any Delaware State court, in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 8.6. Each party irrevocably waives any and all right to trial by jury in any action, suit, demand or proceeding (including counterclaims) arising out of or related to this Agreement or the transactions contemplated hereby.

SECTION 8.3 Successors and Assigns; No Third-Person Beneficiaries. This Agreement is binding upon the parties to this Agreement and their respective permitted successors and assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and each of their respective permitted successors and assigns and other than (i) the Covered Persons with respect to Section 4.7 and (ii) the Advent Blocker Stockholders with respect to Section 6.3(e)(v) (Transfer of Advent Blocker Stock in a Change of Control) and Section 6.3(f) (Put Rights), in each case with the right to enforce the Company’s obligations thereunder directly against the Company and, only in the case of Section 6.3(e)(v) and Section 6.3(f), against a Member to the full extent of such obligations.

SECTION 8.4 Confidentiality. The Company shall use reasonable best efforts to preserve the confidentiality of the confidential information of the Company and the Subsidiaries. By executing this Agreement, for the period during which a Member is a party to this Agreement and for three (3) years thereafter, each Member expressly agrees to maintain the confidentiality of, and not to disclose to any Person other than the Company or any Subsidiary, another Member or any of their respective financial advisors, accountants, attorneys or other advisors, without the consent of a majority of the Board of Directors but subject to the first sentence of this Section 8.4, any information relating to the business, financial structure, financial position or financial results, customers, suppliers or affairs of the Company and the Subsidiaries that shall not be generally known to the public, except (i) as otherwise required by Law or by any Government Entity or Self-Regulatory Organization having jurisdiction over such Members; provided that the disclosing Member will exercise reasonable best efforts to minimize disclosure of such information that is confidential or proprietary and to seek confidential treatment for any such information to the maximum extent permissible, or (ii) the delivery by a Member of financial statements of the Company and the Subsidiaries to its direct or indirect partners, stockholders or members, provided that such parties are bound by appropriate confidentiality provisions, including in their ability to use such information. This provision shall survive any termination of this Agreement either generally or in regard to any Member. Each Member agrees that monetary damages may not be an adequate remedy for a breach of this Section 8.4, and that, in addition to any other remedies, each Member shall be entitled to seek injunctive relief to restrain any such breach, whether threatened or actual, without the necessity of proving the inadequacy of monetary damages as a remedy.

SECTION 8.5 Amendments. Except as otherwise provided in this Agreement, no amendment of any provision of this Agreement shall be effective against the Company or the Members unless such amendment is approved in accordance with Section 4.2(e). This Agreement and any provision hereof may only be waived by a writing signed by the party against whom the waiver is to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 8.6 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at its address, telecopy number or email address shown in the Company’s books and records, or, if given to the Company, at the addresses listed on Schedule I or such other address as may be designated from time to time. Each proper notice shall be effective upon any of the following: (i) personal delivery to the recipient, (ii) when telecopied or emailed to the recipient if the telecopy is promptly confirmed by automated or telephone confirmation thereof or if the email is promptly confirmed by email or telephone confirmation thereof, or (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).

SECTION 8.7 Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

SECTION 8.8 Power of Attorney. Each Member hereby irrevocably appoints each Director as such Member’s true and lawful representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, (i) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any otherwise approved amendments to this Agreement or which may be required by this Agreement or by the Laws of the United States of America, the State of Delaware or any other state in which the Company and/or the Subsidiaries shall determine to do business, or any political subdivision or agency thereof and (ii) to execute, implement and continue the valid and subsisting existence of the Company and/or the Subsidiaries or to qualify and continue the Company and/or the Subsidiaries as a foreign limited liability company in all jurisdictions in which the Company may conduct business. The CEO, as representative and attorney-in-fact, however, shall not have any rights, powers or authority to amend this Agreement when acting in such capacity, except as expressly provided in this Agreement. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability or incapacity of such Member.

SECTION 8.9 Entire Agreement. This Agreement, including the Exhibits and Schedules to this Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained in this Agreement. This Agreement and the Warrant and the Registration Rights Agreement supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY – SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

THE COMPANY:

FTPS HOLDING, LLC
(formerly known as Fifth Third Processing Solutions, LLC)

By:	/S/ CHARLES D. DRUCKER
Name: Charles D. Drucker
Title: President

SIGNATURE PAGE TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FTPS HOLDING, LLC

THE MEMBERS:

ADVENT-KONG BLOCKER CORP.

By:	/S/ CHRISTOPHER PIKE
Name: Christopher Pike
Title: Authorized Signatory

SIGNATURE PAGE TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FTPS HOLDING, LLC

FIFTH THIRD BANK

By:	/S/ ROSS J. KARI
Name: Ross J. Kari
Title: Executive Vice President

By:	/S/ PAUL L. REYNOLDS
Name: Paul L. Reynolds
Title: Executive Vice President

FTPS PARTNERS, LLC

By:	/S/ PAUL L. REYNOLDS
Name: Paul L. Reynolds
Title: Manager

SIGNATURE PAGE TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FTPS HOLDING, LLC

JPDN ENTERPRISES, LLC

By:	/S/ CHARLES D. DRUCKER
Name: Charles D. Drucker
Title: Manager

SIGNATURE PAGE TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FTPS HOLDING, LLC

SCHEDULE I

Members

Members	Notice Address	No. of Class A Units Held	No. of Class B Units Held	No. of Units Held	Initial Capital Accounts
Advent-Kong Blocker Corp.	75 State Street Boston, MA 02109	50,930,455	0	50,930,455

Fifth Third Bank	38 Fountain Square Plaza, Cincinnati, OH 45263	0	44,515,182	44,515,182

FTPS Partners, LLC	38 Fountain Square Plaza, Cincinnati, OH 45263	0	4,418,000	4,418,000

JPDN Enterprises, LLC	4626 151 St. Urbandale, Iowa 50323	69,545	66,818	136,363

Total	N/A	51,000,000	49,000,000	100,000,000